   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2002


                                                      REGISTRATION NO. 333-99147
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               UNOCAL CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                               1311                              95-3825062
  (State or other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)              Identification No.)

                       2141 ROSECRANS AVENUE, SUITE 4000
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 726-7600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                           BARRY A. L. HOFFMAN, ESQ.
                             DEPUTY GENERAL COUNSEL
                               UNOCAL CORPORATION
                       2141 ROSECRANS AVENUE, SUITE 4000
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 726-7600
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:
                              DANIEL A. NEFF, ESQ.
                             ELLIOTT V. STEIN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described herein.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                    AMOUNT TO           OFFERING PRICE         AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED               BE REGISTERED           PER SHARE          OFFERING PRICE    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share
  (including the associated Preferred Stock
  Purchase Rights)...........................  15,570,020 shares(1)      Not Applicable      $553,431,082(2)       $50,916(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents 50,353,225 outstanding shares of common stock of Pure Resources, Inc. on August 2, 2002 less 32,709,067 shares owned by Union Oil Company of California plus an additional 6,210,630 shares of Pure Resources, Inc. common stock reserved for issuance upon exercise of outstanding stock options on June 30, 2002, multiplied by the exchange ratio of 0.6527. Information as to the number of outstanding shares and stock options of Pure Resources, Inc. has been obtained from Pure Resources, Inc.'s filings with the S.E.C.
(2) Reflects the product of (a) $23.20, the market price of the common stock of Pure Resources, Inc. computed in accordance with Rule 457(c) and 457(f) under the Securities Act, based upon the average of the high and low sale prices of the Pure Resources, Inc. common stock as quoted on the New York Stock Exchange on August 28, 2002 and (b) 23,854,788, the maximum number of shares to be acquired pursuant to the offer. The proposed maximum aggregate offering price is estimated solely to determine the registration fee.
(3) 0.0092% of the Proposed Maximum Aggregate Offering Price.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THIS OFFER AND ISSUE SHARES OF OUR COMMON STOCK UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO WHICH THIS PROSPECTUS RELATES IS EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SHARES OF OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    OFFER BY UNION OIL COMPANY OF CALIFORNIA

                                  TO EXCHANGE

                       0.6527 OF A SHARE OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                               UNOCAL CORPORATION
                                      FOR
                     EACH OUTSTANDING SHARE OF COMMON STOCK

                                       OF

                              PURE RESOURCES, INC.

 THIS OFFER, AND YOUR RIGHT TO WITHDRAW SHARES OF PURE COMMON STOCK YOU TENDER
  INTO THIS OFFER, WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
                 OCTOBER 2, 2002, UNLESS WE EXTEND THIS OFFER.

     We are offering to exchange 0.6527 of a share of Unocal Corporation, or Unocal, common stock (including the associated preferred stock purchase rights) for each outstanding share of Pure Resources, Inc., or Pure, common stock, on the terms and conditions contained in this prospectus and in the related letter of transmittal.

     Union Oil Company of California, or Union Oil, is a wholly owned subsidiary of Unocal, and we currently own approximately 65% of the outstanding shares of Pure common stock. This offer is conditioned on the tender of a sufficient number of the outstanding shares such that, giving effect to the offer, we own at least 90% of the outstanding shares of Pure common stock.

     Our obligation to exchange shares of Unocal common stock for shares of Pure common stock is also subject to other conditions described in this prospectus under "The Offer -- Conditions of the Offer" beginning on page 39. We do not intend to have a subsequent offering period.

     If we successfully complete this offer, and own more than 90% of the outstanding common stock of Pure, we would then effect a "short form" merger of one of our wholly owned subsidiaries with Pure. Under Delaware law, this short form merger would be effected without the approval of Pure's board of directors or the remaining holders of Pure's common stock. We intend to effect the merger as soon as practicable after we complete this offer, unless we are prevented from doing so by a court or other legal requirement. Each share of Pure common stock that we do not own or acquire in this offer would be converted in the merger into the right to receive 0.6527 shares of Unocal common stock (including the associated preferred stock purchase rights), unless the holder of the shares of Pure common stock properly perfects appraisal rights under Delaware law. After we complete the merger, Pure will be our wholly owned subsidiary.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR SHARES INTO THIS OFFER.

     Unocal's common stock is listed on the New York Stock Exchange and trades under the symbol "UCL." Pure's common stock is listed on the New York Stock Exchange and trades under the symbol "PRS."
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE UNOCAL COMMON STOCK TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                      THE DEALER MANAGER FOR THE OFFER IS:
                              MERRILL LYNCH & CO.
                             ---------------------

 The date of this prospectus is September 4, 2002 and it will be distributed on or about September 5, 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE OFFER.......................   iv
SUMMARY.....................................................    1
  Introduction..............................................    1
  Information about Unocal and Pure.........................    1
  The Offer.................................................    2
  Selected Historical Financial Data of Unocal and Pure.....    5
  Unaudited Comparative Per Share Data......................    6
  Comparative Per Share Market Data.........................    8
  Unocal Dividend Policy....................................    8
RISK FACTORS................................................    9
  Risks Related to the Offer and the Subsequent Merger......    9
  Risks Related to Our Business.............................   10
FORWARD-LOOKING INFORMATION.................................   17
BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT
  MERGER....................................................   18
  Period Prior to the Formation of Pure.....................   18
  The Initial Formation of Pure.............................   19
  Key Factors Supporting the Offer..........................   19
  Financial Impact of the Offer on Unocal...................   21
  Prior Discussions Relating to Potential Extraordinary
     Transactions...........................................   22
  The Unocal Board's Decision to Commence the Offer.........   22
ADDITIONAL FACTORS FOR CONSIDERATION BY PURE STOCKHOLDERS...   25
FINANCIAL FORECASTS.........................................   26
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   28
  Unocal....................................................   28
  Pure......................................................   29
THE OFFER...................................................   30
  Exchange of Shares of Pure Common Stock...................   30
  Timing of the Offer.......................................   31
  Extension, Termination and Amendment......................   31
  Delivery of Unocal Common Stock...........................   31
  Cash Instead of Fractional Shares of Unocal Common
     Stock..................................................   32
  Procedure for Tendering Shares............................   32
  Withdrawal Rights.........................................   33
  Effect of a Tender of Shares..............................   34
  Material U.S. Federal Income Tax Consequences.............   34
  Purpose of the Offer; The Merger..........................   36

                                                              PAGE
                                                              ----
  Appraisal Rights..........................................   37
     Notification of Merger's Effective Time................   38
     Electing Appraisal Rights..............................   38
     Only Record Holders May Demand Appraisal Rights........   38
     Court Petition Must Be Filed...........................   38
     Appraisal Proceeding by Delaware Court.................   39
     Effect of Appraisal Demand on Voting and Right to
      Dividends; Tax Consequences...........................   39
     Loss, Waiver or Withdrawal of Appraisal Rights.........   39
     Dismissal of Appraisal Proceeding......................   39
  Conditions of the Offer...................................   39
     Minimum Condition......................................   40
     Registration Statement Effectiveness Condition.........   40
     Listing Condition......................................   40
     Additional Conditions..................................   40
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............   44
  U.S. Approvals............................................   44
  Non-U.S. Approvals........................................   44
  State Takeover Laws.......................................   44
  Stockholder Litigation....................................   44
CERTAIN EFFECTS OF THE OFFER................................   45
  Effects on the Market.....................................   45
  Exchange Act Registration.................................   45
  Financing of the Offer....................................   45
  Conduct of Pure if the Offer is Not Completed.............   45
  Relationships With Pure...................................   45
  Accounting Treatment......................................   48
  Fees and Expenses.........................................   48
INTERESTS OF CERTAIN PERSONS IN THE OFFER AND SUBSEQUENT
  MERGER....................................................   49
COMPARISON OF RIGHTS OF HOLDERS OF PURE COMMON STOCK AND
  HOLDERS OF UNOCAL COMMON STOCK............................   52
WHERE YOU CAN FIND MORE INFORMATION.........................   58
LEGAL MATTERS...............................................   60
EXPERTS.....................................................   60
MISCELLANEOUS...............................................   60

ANNEXES
ANNEX A -- Information Concerning the Directors and
           Executive Officers of Unocal and Union Oil.......  A-1
ANNEX B -- Interests of Unocal and the Directors, Executive
           Officers and Affiliates of Unocal in Shares of
           Pure.............................................  B-1
ANNEX C -- Section 262 of General Corporation Law of the
           State of Delaware................................  C-1

     As permitted under the rules of the SEC, this prospectus incorporates important business and financial information about Unocal and Pure that is contained in documents filed with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information" beginning on page 58.

     You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, D.F. King & Co., Inc., collect at
(212) 269-5550 or toll-free at (800) 769-6414, or from our Dealer Manager for this offer, Merrill Lynch & Co., collect at (609) 274-3066 or toll-free at (866) 276-1462. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. Unless this offer is extended, the latest you should request copies of these documents is Tuesday, September 24, 2002.

     Except as otherwise specifically noted, "we," "our," "us" and similar words in this prospectus refer to Union Oil Company of California, or "Union Oil," and/or Unocal Corporation, or "Unocal." In addition, we refer to Pure Resources, Inc. as "Pure." All references to shares of Unocal common stock also refer to the associated preferred stock purchase rights.

     In "Questions and Answers About the Offer" below and in the "Summary" beginning on page 1, we highlight selected information from this prospectus but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger and for a more complete description of their legal terms, you should read carefully this entire prospectus, including the annexes, as well as the documents we have incorporated by reference into this prospectus. See "Where You Can Find More Information" beginning on page 58.

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.  WHY ARE WE MAKING THE OFFER?

A. We currently own 32,709,067 outstanding shares of Pure's common stock, representing approximately 65% of all of the outstanding shares of Pure's common stock. We are making the offer for the purpose of acquiring all of the remaining outstanding shares of Pure's common stock, in order to combine Pure with Unocal.

Q. WHAT WILL I RECEIVE IN EXCHANGE FOR THE SHARES OF PURE COMMON STOCK THAT I TENDER INTO THE OFFER?

A. If we successfully complete the offer, you will receive 0.6527 of a share of Unocal common stock in exchange for each share of Pure common stock that you validly tender into the offer. We will not issue fractional shares of Unocal common stock. Instead, any Pure stockholder entitled to receive a fractional share of Unocal common stock will receive cash in an amount equal to the fraction, multiplied by the closing price of a share of Unocal common stock on the New York Stock Exchange on the last trading day before the time that the offer expires. See "The Offer -- Cash Instead of Fractional Shares of Unocal Common Stock" on page 32.

Q.  WHAT ARE THE POTENTIAL BENEFITS OF THIS OFFER TO PURE STOCKHOLDERS?

A. We believe that this offer should be attractive to Pure stockholders for the reasons described elsewhere in this prospectus as well as for the following reasons:

        - based on the closing prices of shares of Unocal's and Pure's common stock on August 20, 2002, the day of our announcement of this offer, the exchange ratio represented a 27% premium over the price of shares of Pure's common stock;

        - if we successfully complete the offer, you will hold shares in a larger combined company:

           - which we believe will have greater access to capital to pursue strategic growth opportunities than would Pure on a stand-alone basis; and

           - which we believe will have a more liquid market for its shares than Pure on a stand-alone basis;

        - as a result of your exchange of shares of Pure common stock for shares of Unocal common stock, you will become entitled to receive dividends from Unocal, which we expect to continue to pay at our current annual rate of $0.80 per share. See "Comparative Per Share Market Price and Dividend Information -- Unocal -- Unocal Dividend Policy" on page 28. Pure does not currently pay a dividend with respect to its shares and has stated that it plans to retain all future earnings for the development of its business; and

        - you will have the opportunity to continue to participate in Pure's growth through your ownership of shares of Unocal common stock. Moreover, we expect that Unocal will be better positioned than Pure on a stand-alone basis to develop and exploit Pure's assets.

Q. WHAT ARE SOME OF THE OTHER FACTORS I SHOULD CONSIDER IN DECIDING WHETHER TO TENDER MY SHARES OF PURE COMMON STOCK?

A. In addition to the factors described elsewhere in this prospectus, you should consider the following:


        - the exchange ratio reflects a value per share of Pure common stock of approximately $22.25 per share of Pure common stock, based on the closing price of Unocal common stock on August 20, 2002, the date of our announcement of the offer. This value is above the closing price of Pure common stock on May 26, 2000, immediately after its formation, of $14.75 and below the highest trading price at which shares of Pure common stock have traded, $25.30, which was reached on June 5, 2001. You should obtain current market quotations for both Pure common stock and Unocal common stock as you consider the offer; and

        - as a stockholder of Unocal, your interest in the performance and prospects of Pure will be only indirect and in proportion to your share ownership in Unocal. You therefore may not realize the same financial benefits of any future appreciation in the value of Pure that you may realize if the offer and merger were not completed and you were to remain a Pure stockholder.

     We describe various factors Pure stockholders should consider in deciding whether to tender their shares under "Risk Factors" beginning on page 9 and "Additional Factors for Consideration by Pure Stockholders" beginning on page 25.

Q. IF I DECIDE NOT TO TENDER, HOW WILL THIS AFFECT THE OFFER AND MY SHARES OF PURE COMMON STOCK?


A. We will not acquire any shares of Pure common stock in the offer unless Pure stockholders (other than Unocal and its subsidiaries) have tendered into the offer, and not withdrawn, as of the expiration of the offer, a sufficient number of shares such that we would hold following the offer at least 90% of the outstanding Pure common stock. As of September 4, 2002, according to information received from Pure, there were 50,553,786 shares of Pure common stock outstanding. Accordingly, for us to acquire any shares of Pure common stock, stockholders of Pure (other than Unocal and its subsidiaries) must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 12,789,341 shares of common stock. Your failure to tender your shares of Pure common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of common stock to be able to complete the offer.


    If you do not tender your shares of Pure common stock and we nonetheless successfully complete the offer, as permitted under Delaware law, we would then effect a "short form" merger with Pure without the approval of Pure's board of directors or the remaining holders of Pure's common stock. We intend to effect such a merger as soon as practicable after we complete the offer. Each share of Pure common stock that we do not own or acquire in the offer would be converted in the merger into the right to receive 0.6527 of a share of Unocal common stock, and cash instead of fractional shares, unless you properly perfect your appraisal rights under Delaware law. See "The Offer -- Purpose of the Offer; The Merger" beginning on page 36 and "The Offer -- Appraisal Rights" beginning on page 37.

    If we do not successfully complete the offer, your shares of Pure common stock will remain outstanding and we expect that Pure will remain a majority owned subsidiary of Unocal. See "Certain Effects of the Offer -- Conduct of Pure if the Offer is Not Completed" beginning on page 45.

Q. HOW LONG WILL IT TAKE TO COMPLETE THE OFFER AND THE SUBSEQUENT "SHORT FORM" MERGER?

A. We hope to complete the offer promptly after its expiration at midnight, New York City time, on Wednesday, October 2, 2002. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer's scheduled expiration or if we are required to extend the offer pursuant to the SEC's tender offer rules. We intend to complete the merger as soon as practicable after the successful completion of the offer, unless a court or other legal requirement prevents us from doing so.

Q.  WILL PURE'S BOARD OF DIRECTORS MAKE A RECOMMENDATION CONCERNING THE OFFER?

A. We do not know whether the Pure board will make a recommendation. Under SEC rules, Pure will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of the distribution of this prospectus. Pure is also required to send to you a copy of its Schedule 14D-9. In evaluating this offer, you should be aware that five of eight members of the Pure board are Unocal designees. For additional information on interests that Pure's board members and executive officers may have in the offer and subsequent merger, see "Interests of Certain Persons in the Offer and Subsequent Merger" beginning on page 49.

Q. HAS UNOCAL NEGOTIATED, OR SOUGHT THE APPROVAL OF, THE TERMS OF THIS OFFER OR THE MERGER WITH PURE?

A. No. We have not negotiated the terms of this offer or the subsequent merger with Pure, its board of directors or any special committee of its board. Moreover, we have not requested that Pure, its board of directors or any special committee of its board approve this offer.

Q. HAS THE PURE BOARD FORMED A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS TO EVALUATE UNOCAL'S OFFER?

A. Yes, we understand that Pure has formed a special committee consisting of directors Herbert C. Williamson, III and Keith A. Covington.

Q. WHAT PERCENTAGE OF UNOCAL COMMON STOCK WILL CURRENT PURE STOCKHOLDERS OWN AFTER THE SUCCESSFUL COMPLETION OF THE OFFER AND SUBSEQUENT MERGER?

A. We anticipate that the completion of the offer and subsequent merger will result in the exchange of the outstanding shares of Pure's common stock that we do not currently own into approximately 4.5% of the shares of Unocal common stock outstanding at the conclusion of the transactions, without regard to stock options, and 6.0% on a fully diluted basis. In general, this assumes that:


        - up to 11,647,248 shares of Unocal common stock would be issued in the offer and the subsequent merger (or, if all Pure deferred compensation accounts for members of its board of directors are settled and if all Pure stock options vest and are exercised, up to a maximum of 15,496,589 shares of Unocal common stock would be issued);


        - 244,664,331 shares of Unocal common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and

        - no Pure stockholders exercise appraisal rights.

     The holders of Unocal common stock are entitled to one vote for each share they hold. The former stockholders of Pure, who would receive Unocal common stock will, therefore, hold approximately 4.5% of the outstanding voting power of Unocal immediately following the offer and the subsequent merger, without regard to stock options, and 6.0% of the voting power on a fully diluted basis.

Q.  HAVE ANY LAWSUITS BEEN FILED IN CONNECTION WITH THE OFFER?

A. Yes. In connection with the offer and subsequent merger, individual stockholders of Pure filed complaints in the Delaware Court of Chancery and the California Superior Court for the County of Los Angeles, Central District purporting to commence class action lawsuits on behalf of the public stockholders of Pure against Unocal, Union Oil Company of California, Pure and each of the individual directors of Pure. Among other remedies, the complaints seek to enjoin the offer and subsequent merger or, alternatively, damages in an unspecified amount and rescission in the event the proposed transaction occurs. Unocal and Union Oil view the complaints as being without merit. See "Certain Legal Matters and Regulatory
    Approvals -- Stockholder Litigation" beginning on page 44 for a more detailed discussion of these lawsuits.

Q.  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?


A. The offer is conditioned upon, among other things, satisfaction of the minimum tender condition. In particular, there must be validly tendered, and not properly withdrawn prior to the expiration of the offer, at least 12,789,341 shares (as of the date of this prospectus) such that, giving effect to the offer, we own at least 90% of the total number of outstanding shares of Pure common stock (or 45,498,408 shares, as of the date of this prospectus). In addition, the following conditions must also be met:


        - the registration statement, of which this prospectus is a part, having been declared effective by the SEC;

        - the shares of Unocal common stock to be issued in the offer and the subsequent merger having been approved for listing on the New York Stock Exchange;

        - the absence of any event that would be expected to have an adverse effect on Pure such that, regardless of the circumstances, in our good faith judgment, it would be inadvisable to proceed with the offer; and

        - the absence of legal impediments to the offer or the subsequent merger.

     These conditions and other conditions to the offer are discussed in this prospectus under "The Offer -- Conditions of the Offer" beginning on page 39.

Q.  WILL I BE TAXED ON THE UNOCAL COMMON STOCK THAT I RECEIVE?

A. The offer and the merger are intended to qualify as a reorganization for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of Unocal common stock in exchange for your shares of Pure common stock, other than any gain or loss recognized on the receipt of cash instead of fractional shares. However, there is no condition to the offer relating to the tax-free treatment of the offer and the merger. See "The Offer -- Material U.S. Federal Income Tax Consequences" beginning on page 34. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you.

Q. DO THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING SUBJECT TO CHANGE AND THE REGISTRATION STATEMENT FILED WITH THE SEC NOT YET BEING EFFECTIVE MEAN THAT THE OFFER HAS NOT COMMENCED?

A. No. As permitted under SEC rules, we have commenced the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of Pure common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.

Q. ARE UNOCAL'S BUSINESS, PROSPECTS AND FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

A. Yes. Shares of Pure common stock accepted in the offer will be exchanged for shares of Unocal common stock and therefore you should consider Unocal's business, prospects and financial condition before you decide whether to tender your shares in the offer. In considering our business, prospects and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See "Where You Can Find More Information" beginning on page 58.

Q.  WHOM CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A.  You can contact our information agent or our Dealer Manager for the offer:

                             D.F. KING & CO., INC.

                Banks and Brokerage Firms, Please Call Collect:
                                 (212) 269-5550
                      Stockholders Please Call Toll-Free:
                                 (800) 769-6414

                                       or

                              MERRILL LYNCH & CO.

                Banks and Brokerage Firms, Please Call Collect:
                                 (609) 274-3066
                      Stockholders Please Call Toll-Free:
                                 (866) 276-1462

                                    SUMMARY

                                  INTRODUCTION

     We are proposing to acquire all of the outstanding shares of Pure's common stock that we do not already own. We currently own 32,709,067 shares of Pure common stock, representing approximately 65% of the outstanding shares of Pure's common stock.


     We are offering to exchange 0.6527 of a share of Unocal common stock for each outstanding share of Pure's common stock, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Pure in the offer unless Pure stockholders (other than Unocal and its subsidiaries) have validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Pure's common stock such that, giving effect to the offer, we own at least 90% of the total number of outstanding shares of Pure. As of September 4, 2002, there were 50,553,786 shares of Pure common stock outstanding. Accordingly, for us to acquire any shares of Pure common stock, stockholders of Pure must, based on this information as to Pure's outstanding shares, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 12,789,341 shares of Pure common stock. These share numbers would change as a result of changes in Pure's share capitalization, such as through the exercise of outstanding stock options. There are also other conditions to the offer that are described under "The Offer -- Conditions of the Offer" beginning on page 39.


     If we successfully complete the offer, we would then own at least 90% of the outstanding shares of Pure's common stock and be permitted under Delaware law to effect a "short form" merger of one of our wholly owned subsidiaries with Pure without the approval of Pure's board or remaining stockholders. We intend to effect a "short form" merger of one of our wholly owned subsidiaries with Pure as soon as practicable after we complete the offer. Each outstanding share of Pure common stock we do not own or acquire in the offer would be converted in the merger into the right to receive 0.6527 of a share of Unocal common stock and cash instead of fractional shares, the same consideration per share of Pure common stock you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See "The Offer -- Purpose of the Offer; The Merger" beginning on page 36 and "The Offer -- Appraisal Rights" beginning on page 37. After completion of the merger, Pure will be a wholly owned subsidiary of Unocal.

                       INFORMATION ABOUT UNOCAL AND PURE

                               UNOCAL CORPORATION
                       2141 Rosecrans Avenue, Suite 4000
                          El Segundo, California 90245
                                 (310) 726-7600

     Unocal is one of the world's largest independent natural gas and crude oil exploration and production companies. The company's oil and gas activities are principally in North America, Asia, Latin America, and the North Sea.

                              PURE RESOURCES, INC.

                               500 West Illinois

                              Midland, Texas 79701
                                 (915) 498-8600

     Pure is an independent exploration and production company that develops and produces oil and natural gas in the Permian Basin, the San Juan Basin, the Gulf Coast and the Gulf of Mexico. The company also owns an undivided interest under approximately 6 million gross fee mineral acres throughout the Southern Gulf Coast region of the U.S. Pure was formed in May 2000 through the combination of Titan Exploration, Inc. and the Permian Basin business unit of Unocal Corporation.

                                   THE OFFER

EXCHANGE OF SHARES OF PURE COMMON STOCK

     Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer we will accept shares of Pure common stock which are validly tendered and not properly withdrawn in exchange for shares of Unocal common stock. We are offering to exchange 0.6527 of a share of Unocal common stock for each outstanding share of Pure's common stock.

TIMING OF THE OFFER

     We are commencing the offer on September 5, 2002, the date of the distribution this prospectus. Our offer is scheduled to expire at midnight, New York City time, on Wednesday, October 2, 2002, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under "-- Extension, Termination and Amendment" below.

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to Mellon Investor Services, LLC, the depositary and exchange agent for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend the offer. During any extension, all shares of Pure common stock previously tendered and not withdrawn will remain deposited with the exchange agent and depositary, subject to your right to withdraw your shares of Pure common stock as described under "The Offer -- Withdrawal Rights" beginning on page 33. We do not intend to have a subsequent offering period.

     We reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of shares of Pure common stock pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any shares of Pure common stock, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the exchange agent and depositary and by making a public announcement.

     We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

DELIVERY OF UNOCAL COMMON STOCK

     We will accept for exchange shares of Pure common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange Unocal common stock and cash instead of fractional shares for the tendered shares of Pure's common stock as soon as practicable afterwards. In all cases, exchange of shares of Pure common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depositary timely receives (1) certificates for those shares of Pure common stock, or a timely confirmation of a book-entry transfer of those shares of Pure common stock in the exchange agent and depositary's account at The Depository Trust Company, or DTC, and a properly completed and duly executed letter of transmittal, or a manually signed copy, and any other required documents; or (2) a timely confirmation of a book-entry transfer of those shares of Pure common stock in the exchange agent and depositary's account at DTC, together with an "agent's message" as described below under "-- Procedure for Tendering Shares."

WITHDRAWAL RIGHTS


     You may withdraw any shares of Pure common stock you previously tendered into the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by November 4, 2002, you may withdraw tendered shares at any time thereafter prior to their acceptance for exchange. See "The Offer -- Withdrawal Rights" beginning on page 33.


CASH INSTEAD OF FRACTIONAL SHARES OF UNOCAL COMMON STOCK

     We will not issue any fraction of a share of Unocal common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of Unocal common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of Unocal common stock to which the holder would otherwise be entitled by (2) the closing price of Unocal common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.

PROCEDURE FOR TENDERING SHARES

     For you to validly tender shares of Pure common stock into our offer, you must do one of the following:

     - Deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, along with any other required documents, to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

     - Arrange for a book-entry transfer of your shares to be made to the exchange agent and depositary's account at DTC and receipt by the exchange agent and depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a copy thereof that has been manually signed, and any other required documents to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

     - Arrange for a book-entry transfer of your shares to the exchange agent and depositary's account at DTC and receipt by the exchange agent and depositary of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

     These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The offer and the merger are intended to qualify as a reorganization for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of Unocal common stock in exchange for your shares of Pure common stock, other than any gain or loss recognized on the receipt of cash instead of fractional shares. However, there is no condition to the offer relating to the tax-free treatment of the offer and the merger. See "The Offer -- Material U.S. Federal Income Tax Conse-quences" beginning on page 34. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax adviser for a full understanding of the tax consequences to you.

REGULATORY APPROVALS

     We are not aware of any license or regulatory permit material to the business of Pure and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of Pure's common stock, or any filing or approval that would be required for our acquisition of Pure's common stock. We intend to make all required filings under the Securities Act of 1933, as amended (or the Securities Act) and the Exchange Act. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

APPRAISAL RIGHTS

     Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights are available in connection with the subsequent "short form" merger. For a detailed discussion of these appraisal rights, see "Certain Effects of the Offer -- Appraisal Rights" beginning on page 37.

ACCOUNTING TREATMENT

     Our acquisition of the common stock will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States. See "Certain Effects of the Offer -- Accounting Treatment" on page 48.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PURE AND STOCKHOLDERS OF UNOCAL

     If we successfully complete the offer, holders of Pure's common stock will become Unocal stockholders, and their rights as stockholders will be governed by Unocal's restated certificate of incorporation and by-laws. There are differences between the certificates of incorporation and by-laws of Pure and Unocal. Since Pure and Unocal are both Delaware corporations, the rights of Pure stockholders will continue to be governed by Delaware law after the completion of the offer and the subsequent merger. For a summary of material differences between the rights of holders of Pure common stock and holders of Unocal common stock, see "Comparison of Rights of Holders of Pure's Common Stock and Holders of Unocal's Common Stock" beginning on page 52.

             SELECTED HISTORICAL FINANCIAL DATA OF UNOCAL AND PURE

     We are providing the following selected financial information to assist you in analyzing the financial aspects of the offer and the subsequent merger. We derived the financial information presented for Unocal and for Pure as of, and for the six-month periods ended, June 30, 2001 and 2002 from Unocal's and Pure's respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2001 and 2002, respectively. We derived the financial information presented for Unocal and for Pure as of, and for each of the five years for the period ended December 31, 2001 from Unocal's and Pure's respective Annual Reports on Form 10-K for each of those years. Pure's Selected Historical Consolidated Financial Data for the years ended December 31, 1997, 1998 and 1999 and the five-month period ending May 31, 2000 (which is included in the period ending December 31, 2000) relate solely to Unocal's Permian Basin Business Unit.

     You should read the financial information with respect to Unocal and Pure in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Unocal and Pure with the SEC, which we have incorporated by reference into this prospectus. See "Where You Can Find More Information" beginning on page 58.

UNOCAL SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                     AS OF AND FOR THE
                                     SIX MONTHS ENDED
                                         JUNE 30,         AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------   --------------------------------------------
                                      2002      2001      2001      2000      1999     1998     1997
                                     -------   -------   -------   -------   ------   ------   ------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
Sales and operating revenues.......  $ 2,373   $ 3,890   $ 6,664   $ 8,941   $5,842   $4,627   $5,342
Earnings from continuing operations
  before minority interests,
  interest expense and income
  taxes............................      368     1,024     1,284     1,446      449      445      880
Net earnings.......................      136       542       615       760      137      130      581
Earnings available for common
  shares...........................      136       542       615       760      137      130      581
Basic earnings per common share....  $  0.55   $  2.23   $  2.52   $  3.13   $ 0.57   $ 0.54   $ 2.34
Diluted earnings per common
  share............................  $  0.55   $  2.17   $  2.50   $  3.08   $ 0.56   $ 0.54   $ 2.31
Cash dividends per common share....  $  0.40   $  0.40   $  0.80   $  0.80   $ 0.80   $ 0.80   $ 0.80

CONSOLIDATED BALANCE SHEET DATA:
Total assets.......................   10,793    10,718    10,425    10,010    8,967    7,952    7,530
Short-term debt (including current
  maturities)......................        8       189         9       114        1       --        1
Long-term debt.....................    3,111     2,770     2,897     2,392    2,853    2,558    2,169
Company obligated preferred
  securities.......................      522       522       522       522      522      522      522
Common shareholders' equity........    3,210     3,155     3,124     2,719    2,184    2,202    2,314

PURE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                     AS OF AND FOR THE
                                     SIX MONTHS ENDED
                                         JUNE 30,         AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------   --------------------------------------------
                                      2002      2001      2001      2000      1999     1998     1997
                                     -------   -------   -------   -------   ------   ------   ------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
Sales and operating revenues.......  $   200   $   257   $   484   $   283   $  114   $  107   $  138
Earnings from continuing operations
  before minority interests,
  interest expense and income
  taxes............................       18       100       144       120       26        7       33
Net income.........................        1        59        81        83       18        5       22

                                     AS OF AND FOR THE
                                     SIX MONTHS ENDED
                                         JUNE 30,         AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------   --------------------------------------------
                                      2002      2001      2001      2000      1999     1998     1997
                                     -------   -------   -------   -------   ------   ------   ------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Earnings available for common
  shares...........................        1        59        81        83       18        5       22
Basic earnings per common share....  $  0.03   $  1.18   $  1.62   $  1.93   $ 0.54   $ 0.15   $ 0.68
Diluted earnings per common
  share............................  $  0.03   $  1.15   $  1.59   $  1.90   $ 0.54   $ 0.15   $ 0.68
Cash dividends per common share....  $    --   $    --   $    --   $    --   $   --   $   --   $   --

CONSOLIDATED BALANCE SHEET DATA:
Total assets.......................    1,413     1,409     1,435       719      295      311      308
Short-term debt (including current
  maturities)......................       --        --        --        --       --       --       --
Long-term debt.....................      571       535       587        68       --       --       --
Company obligated preferred
  securities.......................       --        --        --        --       --       --       --
Common shareholders' equity and
  owner's investment...............      465       463       488       378      203      224      224


                      UNAUDITED COMPARATIVE PER SHARE DATA

     In the following table we present historical per share data for Unocal and Pure, combined pro forma per share data for Unocal and equivalent pro forma per share data for Pure, as of and for the six months ended June 30, 2002 and as of and for the year ended December 31, 2001. We present the pro forma per share data for comparative purposes only. The data does not purport to be indicative of (1) the results of operations or financial position which would have been achieved if the offer and the subsequent merger had been completed at the beginning of the period or as of the date indicated, or (2) the results of operations or financial position which may be achieved in the future. The pro forma per share data does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by Pure stockholders under Delaware law in connection with the subsequent merger.

                                                       COMBINED UNOCAL                         PURE EQUIVALENT
                                                        PRO FORMA PER                             PRO FORMA
                                   UNOCAL HISTORICAL        SHARE          PURE HISTORICAL        PER SHARE
                                    PER SHARE DATA      DATA(1)(2)(3)      PER SHARE DATA          DATA(1)
                                   -----------------   ---------------   -------------------   ---------------
                                                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                   ---------------------------------------------------------------------------
Earnings from continuing
  operations per share of common
  stock:
  Basic..........................       $ 0.55             $ 0.55               $0.01               $0.36
  Diluted........................       $ 0.55             $ 0.55               $0.01               $0.36
Cash dividends per share of
  common stock...................       $ 0.40             $ 0.40                  --               $0.26
Book value per share of common
  stock(4).......................       $13.12             $14.10               $9.23               $9.20

                                                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  ----------------------------------------------------------------------------
Earnings from continuing
  operations per share of common
  stock:
  Basic.........................       $ 2.45              $ 2.40               $1.60               $1.57
  Diluted.......................       $ 2.43              $ 2.37               $1.57               $1.55
Cash dividends per share of
  common stock..................       $ 0.80              $ 0.80                  --               $0.52
Book value per share of common
  stock(5)......................       $12.80              $13.80               $9.73               $9.01

---------------

(1) The unaudited pro forma combined earnings from continuing operations per share and book value per share of common stock are based on Pure stockholders receiving 0.6527 of a share of Unocal common stock for each share of Pure common stock. The Pure equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.6527.

(2) Reflects the historical operations of Unocal and Pure adjusted to reflect the impact of purchase accounting by Unocal and the issuance of Unocal common stock.

(3) Based on the price of Unocal common stock as of August 20, 2002 and offer consideration of 0.6527 of a share of Unocal common stock for each outstanding share of Pure common stock, we have estimated a purchase price of approximately $392 million. For purposes of the calculation of pro forma combined earnings from continuing operations per share, we have performed a preliminary allocation of this purchase price and estimated the effect of the elimination of unnecessary functions and activities and additional depletion, depreciation and amortization of properties. Of the $392 million total consideration, approximately $155 million is estimated to be allocated to minority interests; approximately $99 million is estimated to be allocated to the minority interests' share of oil and gas properties; and approximately $83 million is estimated to be recorded as goodwill, which will not be subject to amortization. A deferred tax liability of $37 million is being recorded and is related to the purchase price allocated to the minority interests' share of oil and gas properties. We have eliminated the liability estimated to be approximately $92 million related to the Pure officers' right to require Pure to purchase its common shares currently held or subsequently obtained by the exercise of any options held by an officer at a calculated "net asset value" per share. The net asset value per share at June 30, 2002 was less than the offer consideration for each outstanding share of Pure common stock. The purchase price and associated allocation is estimated based on the facts and circumstances as of the date of this prospectus. Upon completion of the offer and merger, we will perform a more detailed purchase price allocation.

    We have also included within pro forma combined earnings from continuing operations per share a charge to adjust the amortization of estimated compensation of approximately $15 million after-tax for the year ended December 31, 2001, as a result of the accelerated vesting of officer stock options. These options are subject to variable accounting treatment, and as a result are remeasured for changes in Pure's stock price. For the six months ended June 30, 2002, we have estimated a decrease to compensation expense of approximately $5 million after-tax.

    Pro forma combined earnings from continuing operations per share excludes an estimated nonrecurring compensation charge of approximately $8 million after-tax related to employee stock options which may be assumed by us.

(4) Historical book value per share of common stock at June 30, 2002 is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of June 30, 2002 of 244.7 million and of 50.3 million for Unocal and Pure, respectively. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of June 30, 2002.

(5) Historical book value per share of common stock at December 31, 2001 is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of December 31, 2001 of 244.0 million and of 50.2 million for Unocal and Pure, respectively. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of December 31, 2001.

                       COMPARATIVE PER SHARE MARKET DATA

     In the following table we present:

     - the prices per share of Unocal's common stock and Pure's common stock as reported in the consolidated transaction reporting system, as of the close of trading on August 20, 2002, the last trading date prior to the public announcement of Unocal's offer,

     - the equivalent price per share of Pure's common stock, based on the exchange ratio.

                                                        UNOCAL        PURE          PURE
                                                      HISTORICAL   HISTORICAL   EQUIVALENT(1)
                                                      ----------   ----------   -------------
As of closing on August 20, 2002
  Price per share of common stock...................    $34.09       $17.52        $22.25

---------------

(1) We calculated the Pure equivalent data by multiplying the applicable Unocal closing price by the exchange ratio in the offer and the subsequent merger of 0.6527 of a share of Unocal common stock for each share of Pure's common stock.

     On September 3, 2002, the last trading date prior to the printing of this prospectus for which this information was practicably available, the closing prices per share of Unocal common stock and Pure common stock, as reported in the consolidated transaction reporting system, were $32.22 and $22.62, respectively.

     The market prices of shares of Unocal common stock and Pure common stock are subject to fluctuation. The actual value of the shares of Unocal common stock you receive in the offer will likely differ from the values illustrated. You are urged to obtain current market quotations. See "Comparative Per Share Market Price and Dividend Information" beginning on page 28.

                             UNOCAL DIVIDEND POLICY

     The holders of shares of Unocal common stock receive dividends if and when declared by our board of directors out of legally available funds. We currently pay dividends at an annual rate of $0.80 per share. We expect to continue to pay quarterly dividends at this annual rate on a basis consistent with our past practice following completion of the offer and the subsequent merger. However, our board's declaration and payment of dividends will depend upon business conditions, operating results and our board of directors' consideration of other relevant factors. On July 26, 2002, Unocal declared a regular quarterly dividend of $0.20 per share payable on November 8, 2002 to holders of record of Unocal common stock on October 10, 2002. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate in the future. See "Comparative Per Share Market Price and Dividend
Information -- Unocal -- Unocal Dividend Policy" on page 28.

    PURE SHARES HELD BY UNOCAL DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     Union Oil owns approximately 65% of the outstanding shares of Pure common stock. The directors and executive officers of Unocal and Union Oil, in the aggregate, own a de minimis number of the outstanding shares of Pure common stock. For more details see "Interests of Unocal and the Directors, Executive Officers and Affiliates of Unocal, in Shares of Pure" on Annex B of this prospectus.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents which we incorporate by reference into this prospectus. You should also carefully consider the following factors:

RISKS RELATED TO THE OFFER AND THE SUBSEQUENT MERGER

THE NUMBER OF SHARES OF UNOCAL COMMON STOCK THAT YOU WILL RECEIVE IN THE OFFER AND THE SUBSEQUENT MERGER WILL BE BASED UPON A FIXED EXCHANGE RATIO. THE VALUE OF THE SHARES OF UNOCAL COMMON STOCK AT THE TIME YOU RECEIVE THEM COULD BE LESS THAN AT THE TIME YOU TENDER YOUR SHARES OF PURE COMMON STOCK.

     In the offer and the subsequent merger, each share of Pure common stock will be exchanged for 0.6527 of a share of Unocal common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of Unocal common stock between the date of this prospectus and the date you receive shares of Unocal common stock in exchange for shares of Pure common stock. The market price of the Unocal common stock will likely be different on the date you receive shares of Unocal common stock than it is today because of changes in the business, operations or prospects of Unocal, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for Unocal common stock and Pure common stock. See "Comparative Per Share Market Price and Dividend Information" beginning on page 28.

THE TRADING PRICE OF UNOCAL'S COMMON STOCK MAY BE AFFECTED BY FACTORS IN ADDITION TO THOSE FACTORS AFFECTING THE PRICE OF PURE'S COMMON STOCK. THE PRICE OF UNOCAL'S COMMON STOCK COULD DECLINE FOLLOWING THE OFFER.

     If we successfully complete the offer and any subsequent merger, holders of Pure's common stock will become holders of Unocal's common stock. Although we currently own approximately 65% of Pure's outstanding shares of common stock, we also own and operate other businesses. Accordingly, our results of operations and business, as well as the trading price of our common stock, may be affected by factors in addition to those affecting Pure's results of operations and business and the price of Pure's common stock. The price of Unocal's common stock may decrease after we accept shares of Pure common stock for exchange in the offer and complete the subsequent merger.

WE HAVE NOT NEGOTIATED WITH OR SOUGHT APPROVAL OF THE PRICE OR TERMS OF THE OFFER OR THE SUBSEQUENT MERGER FROM PURE'S BOARD.

     In evaluating this offer, you should be aware that we have not negotiated the price or terms of this offer or the subsequent merger with Pure, its board of directors or any special committee of its board. We have also not requested that Pure, its board of directors or any special committee of its board approve this offer or the subsequent merger. Pure will be required, however, under the rules of the SEC, to either make a recommendation, or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than ten business days from the date of the distribution of this prospectus.

THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF PURE HAVE POTENTIAL CONFLICTS OF INTERESTS WITH RESPECT TO THE OFFER.

     You should be aware that there exist conflicts of interest among members of the Pure board. Not only does Unocal own approximately 65% of the outstanding Pure common stock, but five of the eight members of the Pure board are nominees of Unocal. Unocal's nominees include two of its current officers, one of whom is also a director of Unocal, and two of its former officers. For additional information on the interests that Pure's board members and executive officers may have in the offer and subsequent merger, see "Interests of Certain Persons in the Offer and Subsequent Merger" beginning on page 49.

THE OFFER AND MERGER MAY NOT QUALIFY AS A TAX-FREE REORGANIZATION FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.

     The offer and the merger are intended to qualify as a "reorganization" for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of Unocal common stock in exchange for your shares of Pure common stock, other than any gain or loss recognized on the receipt of cash instead of fractional shares. If the offer and merger are consummated but fail to be treated as a "reorganization" for United States federal income tax purposes, however, the offer and merger will be taxable to you. Reorganization treatment depends on numerous factors, including factors beyond our control. For example, the offer and merger could fail to be treated as a "reorganization" if certain rights held by executives of Pure requiring Pure to purchase the executives' shares in Pure for cash are exercised and any funds are provided directly or indirectly by Unocal or Union Oil for that purpose. If the merger does not qualify as a reorganization, you would generally be taxable on any gain you realize upon the receipt of shares of Unocal common stock in exchange for your shares of Pure common stock in the offer or the merger. The offer does not include a condition relating to the tax-free treatment of the offer and the merger.

WE MAY NOT BE ABLE TO EFFECT THE "SHORT FORM" MERGER IF A SUFFICIENT NUMBER OF SHARES OF PURE'S COMMON STOCK ARE NOT TENDERED IN THE OFFER.

     It is our intention to promptly complete a "short form" merger following the completion of the offer. However, if we successfully complete the offer but for any reason are not able to complete promptly the "short form" merger, shares of Pure's common stock not tendered into the offer would remain outstanding until we are able to effect such a merger, if ever. In these circumstances, the liquidity of and market for those remaining publicly held shares of Pure common stock could be adversely affected. Pure's common stock is currently listed on the New York Stock Exchange. Depending upon the number of shares of Pure common stock purchased in the offer, Pure's common stock may no longer meet the requirements for continued listing and may be delisted from the New York Stock Exchange. It is possible that Pure's common stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for Pure's common stock and the availability of these quotations would depend, however, upon the number of holders of Pure's common stock remaining at that time, the interests in maintaining a market in Pure's common stock on the part of securities firms, the possible termination of registration of Pure's common stock under the Exchange Act, as described below, and other factors.

     In addition, Pure's registration under the Exchange Act could be terminated upon application of Pure to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of the Pure common stock. The termination of the registration of Pure's common stock under the Exchange Act would substantially reduce the information required to be furnished by Pure to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable.

     Shares of Pure's common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on shares of Pure's common stock as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that Pure's common stock would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. If registration of Pure's common stock under the Exchange Act is terminated, Pure's common stock would no longer be "margin securities."

RISKS RELATED TO OUR BUSINESS

     Our business activities are subject to hazards and risks. The following is a summary of the material risks relating to our business activities. Before tendering your shares of Pure common stock in the offer, you should carefully consider the material risks described below, as well as the other information contained in this prospectus and the documents incorporated by reference in this prospectus under the caption "Where You

Can Find More Information". If any of the events described below occur, our business, financial condition and/or results of operations could be materially harmed, and you could lose part or all of your investment.

OUR PROFITABILITY IS HIGHLY DEPENDENT ON THE PRICES OF CRUDE OIL, NATURAL GAS AND NATURAL GAS LIQUIDS, WHICH HAVE HISTORICALLY BEEN VERY VOLATILE.

     Our revenues, profitability, cash flow and future rate of growth are highly dependent on the prices of crude oil, natural gas and natural gas liquids, which are affected by numerous factors beyond our control. Oil and gas liquids and gas prices historically have been very volatile. For example, our lower 48 U.S. gas prices declined significantly in 2001 from the very high levels reached in the second half of 2000 and early 2001. A significant downward trend in commodity prices, comparable to the commodity prices experienced in 1998, would have a material adverse effect on our revenues, profitability and cash flow and could result in a reduction in the carrying value of our oil and gas properties and the amounts of our proved oil and gas reserves.

OUR HEDGING AND SPECULATING ACTIVITIES MAY PREVENT US FROM BENEFITING FROM PRICE INCREASES AND MAY EXPOSE US TO OTHER RISKS.

     To the extent that we engage in hedging activities to endeavor to protect ourselves from price volatility, we may be prevented from realizing the benefits of price increases above the levels of the hedges. In addition, we engage in speculative trading in hydrocarbon commodities and derivative instruments in connection with our risk management activities, which subjects us to additional risk.

OUR DRILLING ACTIVITIES MAY NOT BE PRODUCTIVE.

     Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil or gas reservoirs. The costs of drilling, completing and operating wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     - Unexpected drilling conditions;

     - Pressure or irregularities in formations;

     - Equipment failures or accidents;

     - Fires, explosions, blow-outs and surface cratering;

     - Marine risks such as capsizing, collisions and hurricanes;

     - Adverse weather conditions; and

     - Shortages or delays in the delivery of equipment.

     Our future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons. Because of the percentage of our capital budget devoted to higher risk exploratory projects, it is likely that we will continue to experience significant exploration and dry hole expenses.

     As part of our strategy, we explore for oil and gas offshore, sometimes in deep water and/or at deep drilling depths, where operations are more difficult and costly than on land or than at shallower depths and in shallower waters. Deepwater operations may require a significant amount of time between a discovery and the time that we can produce and market the oil or gas, increasing both the financial and operational risk involved with these activities.

OPERATING RISKS

     Our business is subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including blowouts, cratering and fire, any of which could result in damage to, or destruction of, oil and gas wells or formations or production facilities and other property and injury to persons. As protection against financial loss resulting from these operating hazards, we maintain insurance coverage, including certain physical damage, comprehensive general liability and worker's compensation insurance. However, we are not fully insured against all risks in our business. The occurrence of a significant event against which we are not fully insured could have a material adverse effect on our results of operations and possibly on our financial position.

DEVELOPMENT RISKS

     We are involved in several large development projects, principally offshore. Key factors that may affect the timing and outcome of such projects include: project approvals by joint venture partners; timely issuance of permits and licenses by governmental agencies; manufacturing and delivery schedules of critical equipment, such as offshore platforms, and commercial arrangements for pipelines and related equipment to transport and market hydrocarbons. Delays and differences between estimated and actual timing of critical events may affect the completion of and commencement of production from projects.

OUR OIL AND GAS RESERVE DATA AND FUTURE NET REVENUE ESTIMATES ARE UNCERTAIN.

     Estimates of reserves by necessity are projections based on engineering data, the projection of future rates of production and the timing of future expenditures. We base the estimates of our proved oil and gas reserves and projected future net revenues on reserve reports we prepare. The process of estimating oil and gas reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Different reserve engineers may make different estimates of reserve quantities and revenues attributable to those reserves based on the same data. Future performance that deviates significantly from reserve reports could have a material adverse effect on our business and prospects, as well as on the amounts and carrying values of such reserves.

     Fluctuations in the prices of oil and natural gas have the effect of significantly altering reserve estimates, because the economic projections inherent in the estimates may reduce or increase the quantities of recoverable reserves. We may not realize the prices our reserve estimates reflect or produce the estimated volumes during the periods those estimates reflect. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates.

     Any downward revision in our estimated quantities of reserves or of the carrying values of our reserves could have adverse consequences on our financial results, such as increased depreciation, depletion and amortization charges and/or impairment charges, which would reduce earnings and stockholders' equity.

IF WE FAIL TO FIND OR ACQUIRE ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY FROM THEIR CURRENT LEVELS.

     The rate of production from oil and gas properties generally declines as reserves are depleted. Except to the extent we conduct successful exploration and development activities or, through engineering studies, identify additional productive zones or secondary recovery reserves, and/or acquire additional properties containing proved reserves, our proved reserves will decline materially as oil and gas is produced. Future oil and gas production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves.

OUR GROWTH DEPENDS SIGNIFICANTLY ON OUR ABILITY TO ACQUIRE OIL AND GAS PROPERTIES ON A PROFITABLE BASIS.

     Acquisitions of producing oil and gas properties have been a key element of maintaining and growing our reserves and production in recent years, particularly in North America. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from reserves and to assess future abandonment and possible future environmental liabilities.

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs and potential liabilities with respect to acquired properties. Actual results may vary substantially from those assumed in the estimates.

DOMESTIC GOVERNMENTAL RISKS

     Our domestic operations have been, and at times in the future may be, affected by political developments and by federal, state and local laws and regulations such as restrictions on production, changes in taxes, royalties and other amounts payable to governments or governmental agencies, price controls and environmental protection regulations.

GLOBAL POLITICAL AND ECONOMIC DEVELOPMENTS MAY IMPACT OPERATIONS.

     Political and economic factors in international markets may have a material adverse effect on our operations. On an equivalent-barrel basis, approximately one-half of our oil and gas production in 2001 was outside the United States, and approximately two-thirds of our proved oil and gas reserves at December 31, 2001, were located outside of the United States. All of our geothermal operations and reserves are located outside the United States.

     There are many risks associated with operations in international markets, including changes in foreign governmental policies relating to crude oil, natural gas liquids, natural gas, and geothermal steam pricing and taxation, other political, economic or diplomatic developments, changing political conditions and international monetary fluctuations. These risks include:

     - Political and economic instability or war;

     - The possibility that a foreign government may seize our property with or without compensation;

     - Confiscatory taxation;

     - A foreign government attempting to renegotiate or revoke existing contractual arrangements;

     - Fluctuating currency values and currency controls; and

     - Constrained natural gas markets dependent on demand in a single or limited geographical area.

     Actions of the United States government through tax and other legislation, executive order and commercial restrictions can adversely affect our operating profitability overseas, as well as in the U.S. The United States government can prevent or restrict us from doing business in foreign countries. These restrictions and those of foreign governments have in the past limited our ability to operate in or gain access to opportunities in various countries. Various agencies of the United States and other governments have from time to time imposed restrictions on our ability to operate in or gain attractive opportunities in various countries. Actions by both the United States and host governments have affected operations significantly in the past and will continue to do so in the future.

THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY IS VERY COMPETITIVE, AND MANY OF OUR EXPLORATION AND PRODUCTION COMPETITORS HAVE GREATER FINANCIAL AND/OR OTHER RESOURCES THAN WE DO.

     Strong competition exists in all sectors of the oil and gas exploration and production industry and, in particular, in the exploration and development of new reserves. We compete with major integrated and other independent oil and gas companies for the acquisition of oil and gas leases and other properties, for the equipment and labor required to develop and operate those properties and the marketing of oil and natural gas production. Many of our competitors have financial and other resources substantially greater than those available to us. As a consequence, we may be at a competitive disadvantage in bidding for drilling rights. In addition, many of our larger competitors may have a competitive advantage when responding to factors that affect the demand for oil and natural gas production, such as changes in worldwide prices and levels of production, the cost and availability of alternative fuels and the application of government regulations. We also compete in attracting and retaining personnel, including geologists, geophysicists, engineers and other specialists.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION HAVE RESULTED IN AND COULD CONTINUE TO RESULT IN INCREASED OPERATING COSTS AND CAPITAL REQUIREMENTS.

     Our operations are subject to numerous laws and regulations relating to the protection of the environment. We have incurred, and will continue to incur, substantial operating, maintenance, remediation and capital expenditures as a result of these laws and regulations. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require us to make material expenditures or subject us to liabilities beyond what we currently anticipate. In addition, any failure by us to comply with existing or future laws could result in civil or criminal fines and other enforcement action against us.

     Our past and present operations and those of companies we have acquired expose us to civil claims by third parties for alleged liability resulting from contamination of the environment or personal injuries caused by releases of hazardous substances.

     For example:

     - We are investigating or remediating contamination at a large number of formerly and currently owned and/or operated sites; and

     - We have been identified as a potentially responsible party at several Superfund and other multi-party sites where we or our predecessors are alleged to have disposed of wastes in the past.

     Environmental laws are subject to frequent change and many of them have become more stringent. In some cases, they can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental and legal matters and other contingencies because:

     - Some sites are in the early stages of investigation, and other sites may be identified in the future;

     - Cleanup requirements are difficult to predict at sites where remedial investigations have not been completed or final decisions have not been made regarding cleanup requirements, technologies or other factors that bear on cleanup costs;

     - Environmental laws frequently impose joint and several liability on all potentially responsible parties, and it can be difficult to determine the number and financial condition of other potentially responsible parties and their share of responsibility for cleanup costs;

     - Environmental laws and regulations are continually changing, and court proceedings are inherently uncertain; and

     - Some legal matters are in the early stages of investigation or proceeding or their outcomes otherwise may be difficult to predict, and other legal matters may be identified in the future.

     Although our management believes that it has established appropriate reserves for cleanup costs, due to these uncertainties we could be required to provide significant additional reserves in the future, which would adversely affect our results of operations and possibly our financial position.


     More detailed information with respect to the matters discussed above is set forth under the caption "Environmental Regulations" in our 2001 Annual Report on Form 10-K, as amended, which is incorporated into this prospectus by reference.

OUR DEBT LEVEL MAY LIMIT OUR FINANCIAL FLEXIBILITY.

     As of June 30, 2002, our balance sheet, which fully consolidates the debt of Pure, showed that we had approximately $3.12 billion of total debt outstanding and a total-debt-to-total-capital ratio of 46 percent. In addition, Unocal Capital Trust, or Trust, a consolidated finance subsidiary, has $522 million of convertible preferred securities outstanding, which represent beneficial interests in a like amount of subordinated debt issued to the Trust by Unocal. We may also incur additional debt in the future, including in connection with acquisitions, recapitalizations and refinancings. The level of our debt could have several important effects on our future operations, including, among others:

     - A significant portion of our cash flow from operations will be applied to the payment of principal and interest on the debt and will not be available for other purposes;

     - Credit rating agencies have changed, and may continue to change, their ratings of our debt and other obligations as a result of changes in our debt level, financial condition, earnings and cash flow, which in turn impact the costs, terms and conditions and availability of financing;

     - Covenants contained in our existing and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

     - Our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

     - We may be at a competitive disadvantage to similar companies that have less debt; and

     - Our vulnerability to adverse economic and industry conditions may increase.

A CHANGE OF CONTROL OF UNOCAL COULD RESULT IN THE ACCELERATION OF OUR OUTSTANDING BANK BORROWINGS AND TRIGGER VARIOUS CHANGE-OF-CONTROL PROVISIONS INCLUDED IN EMPLOYEE AND DIRECTOR PLANS AND AGREEMENTS.

     Two of our bank credit facilities, under which we can borrow an aggregate of up to $1,000,000,000, provide for the termination of their loan commitments and require the prepayment of all outstanding borrowings under the facilities in the event that (1) any person or group becomes the beneficial owner of more than 30 percent of our then outstanding voting stock other than in a transaction having the approval of our board of directors, at least a majority of which are continuing directors, or (2) if continuing directors shall cease to constitute at least a majority of the board. If this situation were to occur, we would likely be required to refinance the outstanding indebtedness under these credit facilities. There can be no assurance that we would be able to refinance this indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

     Under various employee and director plans and agreements, in the event of a change in control, restricted stock would become unrestricted, unvested options and phantom units would vest, performance shares, performance bonus awards and incentive compensation would be paid out, and directors' units would be paid out if the director has so elected. We have also entered into employment agreements and other agreements with certain of our employees containing change-of-control provisions.

     We have adopted an enhanced severance program for approximately 2,800 U.S. payroll employees not represented by collective bargaining agreements and a limited number of international employees in the event they lose their jobs through a change of control.

UNOCAL MAY ISSUE PREFERRED STOCK, THE TERMS OF WHICH COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF ITS COMMON STOCK.


     Unocal's Restated Certificate of Incorporation, which is filed as Exhibit
3.1 to our 2001 Annual Report on Form 10-K, as amended, authorizes it to issue, upon approval of our board of directors, but without the approval of our stockholders, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of Unocal's common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Unocal might assign to holders of preferred stock could affect the residual value of the common stock.

PROVISIONS IN UNOCAL'S CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL OF UNOCAL, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO ITS STOCKHOLDERS.


     The existence of some provisions in Unocal's corporate documents and Delaware law could delay or prevent a change of control of Unocal, even if that change would be beneficial to our stockholders. Unocal's Restated Certificate of Incorporation and Bylaws, which are filed as Exhibits 3.1 and 3.2 to our 2001 Annual Report on Form 10-K, as amended, contain provisions that may make acquiring control of Unocal difficult, including:


     - Provisions relating to the classification, nomination and removal of directors;

     - A provision prohibiting stockholder action by written consent;

     - A provision that allows only our board of directors to call a special meeting of our stockholders;

     - Provisions regulating the ability of our stockholders to bring matters for action before annual meetings of our stockholders; and

     - The authorization given to our board of directors to issue and set the terms of preferred stock.

     In addition, Unocal has also adopted a stockholder rights plan, which would cause extreme dilution to any person or group that attempts to acquire a significant interest in Unocal without advance approval of our board of directors, while a provision of the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between Unocal and any holder of 15 percent or more of our outstanding common stock.

UNOCAL MAY REDUCE OR CEASE TO PAY DIVIDENDS ON ITS COMMON STOCK.

     We can provide no assurance that Unocal will continue to pay dividends at its current rate or at all. The amount of cash dividends, if any, to be paid in the future will depend upon their declaration by Unocal's board of directors and upon Unocal's financial condition, results of operations, cash flow, the level of our capital and exploration expenditures, our future business prospects and other related matters that Unocal's board of directors deems relevant.

     In addition, under the terms of the outstanding preferred securities of Unocal Capital Trust and the Unocal subordinated debt securities held by the Trust, in which the trust preferred securities represent beneficial interests, Unocal has the right under certain circumstances to suspend the payment to the Trust of interest on the debt securities, in which event the Trust has the right to suspend the payment of distributions on the trust preferred securities. In this situation, Unocal would be prohibited from paying dividends on the common stock.

                          FORWARD-LOOKING INFORMATION


     Some of the statements contained or incorporated by reference in this prospectus discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. The words "believes," "anticipates," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, some of which our management has not yet identified. Any such forward-looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements as the result of various important factors, certain of which but not all of which are discussed at pages 59-61 of our 2001 Annual Report on Form 10-K, as amended and in other documents incorporated by reference in this prospectus.


     The factors described in the documents we have incorporated by reference and in the "Risk Factors" section of this prospectus are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. Accordingly, our actual results may differ from those expressed in, or implied by, our forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.


     Notwithstanding any statement in this prospectus or in any press release Unocal has filed herewith or incorporated herein by reference, we acknowledge that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

           BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER

     The following discussion presents background information concerning the offer and merger and describes our reasons for undertaking the proposed transaction at the present time. Please see "Additional Factors for Consideration by Pure Stockholders" beginning on page 25 for further information relating to the proposed transaction.

PERIOD PRIOR TO THE FORMATION OF PURE

     Toward the end of the 1990's, we began to recognize that our assets and operations in west Texas and the Permian Basin were non-core to our overall business for several reasons, including:

     - the relatively small concentration of our assets and the facts that they were primarily oil producing rather than natural gas assets, and had a relatively high cost structure;

     - our strong focus on the offshore Gulf of Mexico;

     - the management attention required to operate these assets, given their limited size, scope and profitability; and

     - the low net operating margin and profitability of the assets, given the commodity price environment at the time.

     By 1999, we considered disposing of these assets in a negotiated cash sale. Only a few buyers expressed interest. In our view, a cash sale at that time would have resulted in an unacceptably low sales price that would have represented less than full value. In addition, management believed that Unocal's west Texas and Permian Basin assets held upside potential that would not be captured in proceeds from an outright sale. Given these considerations, we sought alternatives to an outright cash sale of the assets.

     Among the alternatives we considered was combining our assets with those of a firm that had lower operating costs and which was more focused on the Permian and San Juan Basins. Unocal would take an equity interest in the combined entity and ensure that the new entity's management had the skills to successfully operate the new combination of assets in the Permian and San Juan Basins.

     Merging our Permian Basin business unit with a small, publicly traded independent, Titan Exploration, Inc. or Titan, offered us many of the benefits we sought through a cash sale. In a combined entity, we believed that Titan's management would be able to develop and exploit new opportunities and that their business development acumen and efficient field operations would allow for more growth than we could expect on our own. By taking a majority interest in the combined business, we would benefit from any incremental earnings and appreciation in the value of the assets. In addition, the new business combination achieved a number of other practical objectives including, among others:

     - enhancing stockholder value for us by partnering with a seasoned management team and disciplined workforce that was well positioned to take advantage of consolidation and emerging opportunities in the Permian and San Juan Basins;

     - increasing financing flexibility with respect to the new entity's operations by allowing the new entity to directly access markets for capital rather than rely on Unocal's competitive internal capital allocation process;

     - enhancing strategic focus and increasing the speed at which the new entity could respond to emerging opportunities and to changes in the marketplace; and

     - providing more targeted incentives to the new entity's management and employees.

THE INITIAL FORMATION OF PURE

     On December 13, 1999, Titan and Union Oil entered into an agreement to merge Titan and the Permian Basin business unit of Union Oil into a new company, Pure Resources, Inc. Prior to the merger, Titan's business was focused on oil and gas exploration and production in the Permian Basin of west Texas and southeastern New Mexico, the Brenham Dome area of south central Texas and the central Gulf Coast region of Texas. Titan's common stock was publicly traded and quoted on the NASDAQ prior to its agreement to merge and continued to be traded and quoted on the NASDAQ through the time of the merger.

     On May 24, 2000, the Titan stockholders approved the proposed combination and on May 25, 2000, Union Oil and Titan closed the merger. The merger was treated as a business combination for accounting purposes, with Titan treated as the party acquired by Pure. The transaction was intended to qualify as tax free for U.S. federal income tax purposes. Pure's common stock began trading on the New York Stock Exchange under the symbol "PRS" on May 26, 2000.

     Immediately following completion of the merger, Pure had approximately 50 million shares of common stock outstanding. Union Oil held approximately 65.4% (32.7 million shares) of the originally issued shares of Pure common stock. The remaining 34.6% (17.3 million shares) was held by the previous holders of Titan common stock.

KEY FACTORS MOTIVATING THE OFFER

     Since the formation of Pure in 2000, a number of developments and opportunities have led to our decision to undertake the offer at the present time. Some of the key factors are as follows:

     - changes in the outlook for natural gas prices and general economic conditions;

     - the potential to optimize our combined investment portfolio (including the identification of potential core business opportunities relating to the acquired assets);

     - the potential to realize synergies, cost savings and risk diversification opportunities;

     - the opportunity to implement operational improvements; and

     - the opportunity to minimize potential conflicts of interest.

Changes in Natural Gas Price Outlook and General Economic Conditions

     As compared to 1999, we believe it is reasonable to expect sustained higher natural gas prices in North America over the next several years. As a result, further exposure to assets that are sensitive to natural gas prices can be a significant benefit to Unocal.

     Stronger natural gas prices in North America make the deep and technically challenging natural gas opportunities in Pure's portfolio more attractive to us. These opportunities require not only greater capital than Pure may be able to access on its own but also sophisticated drilling and completion technology.

     Separately, given our larger reserve base and financial strength, we believe that we will have greater access to the debt and equity financings that will likely be necessary to fund the current and future opportunities in Pure's portfolio. With tightened credit markets, it may become difficult for a company the size of Pure to obtain financing on terms that would enable it to successfully bid for new natural gas and oil producing assets as they come on the market. In addition, we believe that in light of the continued volatility in the oil and gas markets, Pure's current limited access to capital could hamper its ability to take full advantage of other business opportunities.

Opportunities For Portfolio Optimization

     A successful offer and subsequent merger would give us greater control over Pure's balance sheet and operating cash flow. Unocal could deploy cash flow from the Pure assets to continue the development of certain Pure initiatives while re-directing excess cash flow to the best opportunities in its worldwide energy project portfolio.

     A number of Pure assets are likely to become a core part of our global portfolio. These might include the significant deeper gas assets, mainly in the Permian Basin, which complement our overall North American natural gas strategy and our strong existing positions in the Gulf region, Canada and Alaska. Development of these assets could allow us to increase our reserves-to-production ratio with respect to our North American operations. In addition, there are Pure assets that we would look to divest. These would likely be assets that could be deemed core to a company of Pure's size, but would not be core to Unocal. The higher and more stable natural gas price environment that we are experiencing suggests that divestitures over the near term will allow us to realize a full and fair value for those assets. As a global company, Unocal's knowledge of and access to project opportunities world-wide enables us to re-deploy capital raised through asset dispositions on attractive terms.

Potential for Synergies, Cost Savings and Risk Diversification

     We believe that there would be opportunities to reduce Pure's pretax costs by approximately $15 million a year, by eliminating unnecessary functions and activities. We anticipate that significant cost savings could be achieved through the following steps:

     - eliminating redundant offices and overhead, administration and other costs relating to each entity's status as a public company;

     - combining Pure's Permian and San Juan assets with our existing portfolio into a single U.S. onshore business unit;

     - consolidating Pure's oil and gas marketing efforts under Unocal Midstream and Trade operations;

     - lowering exploration and geological and geophysical expenses; and

     - transitioning Pure's Gulf of Mexico operations to our Gulf Region U.S. business unit, which is focused on the Gulf of Mexico shelf, eliminating redundant overhead, data acquisition costs and prospect generation activities.

     Separately, because of Pure's geographic concentration, any regional economic or natural events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production, may impact Pure disproportionately as compared to Unocal as a whole. The combined business would be significantly more geographically diversified and less adversely affected by negative events in the region in which Pure now operates.

Operational Improvements

     We see opportunities to integrate the operational strengths of both Pure and Unocal to improve overall performance. Pure has developed a cost discipline in its field operations and we intend to retain this and other positive attributes of the Pure operations and business development culture. At the same time, Unocal has developed innovative, low-cost drilling and completion technologies in the Gulf of Mexico, Indonesia and Thailand. We plan to apply these technologies to selected Pure assets, including some of the complex and difficult deep drilling opportunities in the Permian Basin. Our goal is to achieve cost reductions and efficiencies in drilling operations comparable to those we have achieved in other areas of the world.

Minimizing Potential Conflicts of Interest

     We believe that among the benefits of the proposed transaction with Pure is the elimination of the potential for conflicts of interest between Unocal and Pure. Consequently, time and resources can be focused on the combined business and fully exploiting under-utilized assets as opposed to inter-company competition and general corporate governance concerns.

     In connection with Pure's initial formation, Union Oil and Pure entered into a Business Opportunities Agreement in order to minimize the potential for conflicts of interest between the companies and to permit us to continue to conduct our business without interference from or claims by Pure. See "Certain Effects of the Offer -- Relationships with Pure -- Business Opportunities Agreement" beginning on page 46.

     As part of that agreement, Pure agreed that it has no interest or expectation to participate in business opportunities developed by Union Oil in accordance with standards set forth in the Business Opportunities Agreement. Pure also agreed that, without the consent of Union Oil, it will not enter any business outside its traditional oil and gas exploration, development and production activities. Further, Pure agreed that it will not pursue any business opportunities that are outside of certain defined geographic areas (referred to as the Designated Areas), that were originally bounded by the outermost perimeter that surrounded Titan's assets and the assets of Union Oil's Permian Basin business unit. Unocal expected that, as a result of these arrangements, Union Oil would pursue opportunities that would largely be distinct from those undertaken by Pure.

     In practice, the expansion of Pure's business has led to some conflicts between Pure and Unocal. On four occasions Pure has requested that Union Oil waive or amend the Business Opportunities Agreement. In each case we granted limited waivers of our rights in order to allow Pure to pursue certain acquisitions and investments. These acquisitions and investments involved some assets located outside the Designated Areas.

     Currently, Pure is contractually prohibited by the Business Opportunities Agreement from conducting business outside of the continental United States and beyond designated areas in the offshore Gulf of Mexico region of the United States related to programs and partnerships Pure acquired in transactions after its formation. Further, subject to limited exceptions, Pure is prohibited from conducting business without our consent in the designated offshore areas if the opportunity relates to a prospect with gross unrisked reserve target potential of less than 20 billion cubic feet of natural gas.

     On September 2, 2002, in accordance with a limited waiver we granted Pure on May 9, 2001, we exercised our right to notify Pure that the limited waiver we granted Pure to invest in and operate certain prospects in the offshore area of the Gulf of Mexico will terminate on March 31, 2003. The termination of the limited waiver will not require Pure to divest assets which it now owns in the offshore area of the Gulf of Mexico.

     The restrictions on Pure's ability to expand, develop and explore a number of offshore assets it acquired since its formation may limit Pure's ability to realize fully the value of a portion of those acquired assets. However, the expansion of Pure's business outside the Designated Area agreed to at the time of Pure's formation has given rise to, and is expected in the future to increasingly give rise to, actual and potential conflicts of interest between Unocal and Pure, and involve areas which are of growing importance to Unocal. The consummation of the proposed transaction would eliminate these actual and potential conflicts and the potential limitation on development of Pure's business set forth in the Business Opportunities Agreement as modified to date.


FINANCIAL IMPACT OF THE OFFER ON UNOCAL



     The consummation of the offer and merger would not have a significant impact on our financial condition. As part of the offer and merger Unocal would issue up to 11,647,248 shares of common stock (or, if all Pure deferred compensation accounts for members of its board of directors are settled and if all Pure stock options vest and are exercised, up to a maximum of 15,496,589 shares of Unocal common stock would be issued). The acquisition of Pure is expected to be neutral to Unocal's earnings per share other than any applicable non-recurring charges that may be required upon completion of the proposed transaction. We expect a slight improvement in Unocal's debt-to-total capitalization ratio. Furthermore, we anticipate the acquisition would increase access to available annual cash flow by approximately $200 million, which could be reinvested in Unocal's worldwide portfolio or used for debt reduction.

     Prior to and following the consummation of the offer and merger, Unocal intends to focus its efforts on improving its net operating margins. Unocal believes that our production and reserve growth should not be at the expense of net operating margins. In contrast to Pure's approach, which has focused on building production and reserves, Unocal would focus on increasing earnings attributable to the acquired assets. Accordingly, we intend to pursue the attractive growth opportunities that Pure has developed or identified, with a concurrent focus on maintaining or increasing earnings margins.

PRIOR DISCUSSIONS RELATING TO POTENTIAL EXTRAORDINARY TRANSACTIONS

     From time to time conversations have occurred between representatives of Unocal and Jack D. Hightower, Pure's Chairman, President and Chief Executive Officer, concerning the possibility of Unocal making an offer to acquire the equity interest in Pure that it did not already own. All of these conversations were preliminary in nature, and at no time were any agreements reached. During the period from June to September 2001, preliminary discussions were held which also included a due diligence investigation of Pure by Unocal. The discussions and diligence investigation were halted following the events of September 11, 2001. From time to time thereafter, Mr. Hightower has contacted Unocal management personnel to discuss the possibility of such an acquisition; however, these discussions did not progress. Unocal's decision to proceed with the offer and to announce it on August 20, 2002 was made without the participation of Pure's board of directors or its management. Prior to the announcement of the offer, Unocal did not make any proposals to Pure or its management regarding Unocal's acquisition of the minority interest in Pure.

THE UNOCAL BOARD'S DECISION TO COMMENCE THE OFFER

     After considering the factors described above, our board of directors determined at a telephonic meeting held on August 20, 2002, that it was in the best interests of Unocal and its stockholders to proceed with the offer and merger. The board authorized us to propose the business combination through an offer in which Pure's public stockholders would be offered 0.6527 of a share of Unocal common stock for each share of Pure's common stock they own.

     In making this decision, our board believed that greater value could be achieved for both Unocal and Pure stockholders by combining Unocal's financial strength, management experience and business strategy with Pure's attractive assets and operations. In the board's judgment, with our larger asset base, earnings potential and cash flow, the combined company would have more efficient access to capital and improved operations to execute its strategic plans. Accordingly, we believe that both Unocal stockholders and Pure stockholders who receive shares of Unocal common stock in this transaction would benefit from our successful execution of these strategies and that we can realize greater stockholder value as a combined company. See "Additional Factors for Consideration by Pure Stockholders" beginning on page 25 for additional matters for your consideration.

     After the board meeting, Terry G. Dallas, Unocal's Executive Vice President and Chief Financial Officer, delivered a letter to the Pure board outlining the offer. Simultaneously, we issued a press release disclosing to the public the offer and its material terms. The following is the text of Mr. Dallas's letter to the Pure board:

                                          August 20, 2002

The Board of Directors
Pure Resources, Inc.
500 West Illinois
Midland, Texas 79701

Gentlemen:

     It has become clear to us that the best interests of our respective stockholders will be served by Unocal's acquisition of the shares of Pure Resources that we do not already own. We believe that a full combination of our businesses will yield significant efficiencies and, by fully integrating Pure into the Union Oil family of operations, will provide Pure stockholders with the ability to share in a greater scope of opportunities than are available to them as Pure stockholders. In addition, the transaction will provide Pure stockholders with a currency that has substantially greater liquidity than Pure has been able to provide.

     Unocal recognizes that a strong and stable on-shore, North America production base will facilitate the execution of its North American gas strategy. The skills and technology required to maximize the benefits to be realized from that strategy are now divided between Union Oil and Pure. Sound business strategy calls for bringing those assets together, under one management, so that they may be deployed to their highest and best use. For those reasons, we are not interested in selling our shares in Pure. Moreover, if the two companies are combined, important cost savings should be realized and potential conflicts of interest will be avoided.

     Consequently, our Board of Directors has authorized us to make an exchange offer pursuant to which the stockholders of Pure (other than Union Oil) will be offered 0.6527 shares of common stock of Unocal for each outstanding share of Pure common stock they own in a transaction designed to be tax-free. Based on the $34.09 closing price of Unocal's shares on August 20, 2002, our offer provides a value of approximately $22.25 per share of Pure common stock and a 27% premium to the closing price of Pure common stock on that date.

     Unocal's offer is being made directly to Pure's stockholders. We believe that it will be favorably received by them due to the substantial premium to Pure's market price, the attractiveness of Unocal stock and the opportunity for greater liquidity. Pure stockholders, through their ownership of Unocal common stock, will continue to participate in Pure's business and will also participate in the other attractive opportunities that Unocal has in its inventory.

     Our offer will be conditioned on the tender of a sufficient number of shares of Pure common stock such that, after the offer is completed, we will own at least 90% of the outstanding shares of Pure common stock and other customary conditions. Another of our conditions will be that Pure will not enter into any transactions which are outside the ordinary course of business. Assuming that the conditions to the offer are satisfied and that the offer is completed, we will then effect a "short form" merger of Pure with a subsidiary of Unocal as soon as practicable thereafter. In this merger, the remaining Pure public stockholders will receive the same consideration as in the exchange offer, except for those stockholders who choose to exercise their appraisal rights.

     We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer on or about September 5, 2002. Unocal is not seeking, and as the offer is being made directly to Pure's stockholders, Delaware law does not require approval of the offer from Pure's Board of Directors. We, however, encourage you to consult with your outside counsel as to the obligations of Pure's Board of Directors under the U.S. tender offer rules to advise the stockholders of your recommendation with respect to our offer. Also, enclosed is a copy of the press release that we are issuing in connection with the offer.

                                          Sincerely,

                                          /s/ TERRY G. DALLAS
                                          --------------------------------------
                                          Terry G. Dallas
                                          Executive Vice President and Chief
                                          Financial Officer


     On August 26, Pure announced that it engaged Credit Suisse First Boston Corporation and Petrie Parkman & Co., Inc. as financial advisors and Baker Botts L.L.P. as legal counsel, to assist a special committee of its board of directors in performing its duties to the holders of Pure's common stock in connection with our offer.



     We commenced this offer on September 5, 2002. Also on September 5, 2002, we filed Amendment No. 1 to the registration statement, of which this prospectus is a part, with the SEC for purposes of revising selected historical consolidated financial data.



     On September 10, 2002, Pure's financial advisors met with Merrill Lynch & Co., our financial advisor. During the meeting, the special committee's financial advisors conveyed to Merrill Lynch the special committee's request that we increase the exchange ratio from 0.6527 to 0.787. In addition, Merrill Lynch communicated that we were interested in conducting additional due diligence on Pure in Houston on September 12 and 13, 2002. After the meeting, Mr. Williamson, a Pure director and member of its special committee, called Mr. Dallas to discuss the offer and to inform him of the special committee's proposal that Unocal increase the exchange ratio to 0.787.



     On September 11, 2002, a representative of Credit Suisse First Boston called Douglas M. Miller, Unocal's Vice President of Corporate Development, to discuss the offer.



     Representatives from Credit Suisse First Boston, Petrie Parkman, Pure, Merrill Lynch and Unocal met in Houston on September 12 and 13, 2002 to allow Unocal and its representatives to conduct additional due diligence. After the meetings concluded, representatives of Unocal asked the special committee and its advisors to attend meetings in Los Angeles, California on Monday, September 16, 2002.



     On September 16, 2002, we and Merrill Lynch met with the special committee and its financial advisors to discuss the business and prospects of both Pure and Unocal, matters raised by the special committee's financial advisors in their meeting with Merrill Lynch on September 10, 2002 and the terms of the offer. At the meeting, we and Merrill Lynch and the special committee and its financial advisors exchanged their views on the valuations of Pure and Unocal. These discussions did not result in any change to the terms of the offer.



     On September 18, 2002 Pure filed a Schedule 14D-9 with the SEC, which stated the special committee's recommendation that Pure stockholders reject the offer as the special committee viewed the offer as inadequate and not in the best interests of Pure and its stockholders, other than Union Oil and its affiliates.

           ADDITIONAL FACTORS FOR CONSIDERATION BY PURE STOCKHOLDERS

     In deciding whether or not to tender your shares of Pure common stock, you should consider the factors set forth under "Risk Factors" beginning on page 9 and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Pure stockholder, you should also consider the following matters:

     - As a stockholder of Unocal, your interest in the performance and prospects of Pure would only be indirect and in proportion to your share ownership in Unocal. You therefore may not realize the same financial benefits of future appreciation in the value of Pure, if any, that you may realize if the offer and the merger were not completed and you remain a Pure stockholder.

     - As a stockholder in Unocal, your investment will be exposed to international, political and non-U.S. sovereign risks and events that are likely to have little or no effect on Pure.

     - An investment in a company of Pure's size may be associated with greater risk and a greater potential for gain than an investment in a much larger company like Unocal.

     - As this offer has been made directly to Pure stockholders by means of an offer, Unocal controls the conditions, timing and price of the offer, and has reserved the right to unilaterally modify any of the terms of the offer.

     - The liquidity of Pure common stock may be adversely affected if Unocal determines, in its sole discretion, to accept fewer shares in the offer than the number of shares that would allow it to hold 90% of Pure's issued and outstanding common stock.

     - The exchange ratio reflects a value per share of Pure common stock above the closing price of Pure common stock on May 26, 2000, immediately after its formation, of $14.75 and below the highest trading price at which shares of Pure common stock have traded, $25.30, which was reached on June 5, 2001.

     In addition to the foregoing, we are aware that on or about August 21, 2002 and September 3, 2002, individual stockholders of Pure filed complaints in the Delaware Court of Chancery purporting to commence class action lawsuits against Unocal, Union Oil Company of California, Pure and each of the individual directors of Pure. Additionally, a similar lawsuit was commenced in Superior Court for the County of Los Angeles, Central District on August 27, 2002. In general, the complaints allege, among other things: (1) breaches of fiduciary duty by Unocal, Pure and the members of Pure's board in connection with the offer and the subsequent merger; (2) that the consideration we are offering is inadequate; and (3) that we are acting to further our own interests at the expense of the holders of Pure's common stock. Among other remedies, the complaints seek to enjoin the offer and subsequent merger or, alternatively, damages in an unspecified amount and rescission in the event the merger occurs. Unocal and Union Oil view the complaints as being without merit. See "Certain Legal Matters and Regulatory Approvals -- Stockholder Litigation" beginning on page 44 for a more detailed discussion of these lawsuits.

                              FINANCIAL FORECASTS

PURE FORECASTS


     It is our understanding that Pure does not as a matter of course make public any projections as to future performance, earnings or net asset value, and the projections set forth below are included in this prospectus only because this information was obtained by Unocal in connection with its existing stockholdings in Pure. To Unocal's knowledge, the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. It is Unocal's belief that the projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S. Pure's independent accountants have not examined, compiled or otherwise applied procedures to the financial forecasts presented herein and, accordingly, do not express an opinion or any other form of assurance with respect to the financial forecasts. It is Unocal's belief that Pure's internal financial forecasts (upon which the projections provided to Unocal were based) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. It is also Unocal's belief that the projections also reflect numerous assumptions made by management of Pure with respect to industry performance, general business, economic, market and financial conditions and other matters, including prices of oil and gas and success of exploration and production activities, all of which are difficult to predict, many of which are beyond Pure's control, and none of which are subject to approval by Unocal. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Unocal or Pure or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.


     The projections, which do not reflect the proposed transaction, were furnished to Union Oil on May 15, 2002 and anticipate results for the years ending December 31, 2002 and 2003. The projected total revenues for each of those years is $458.1 million and $535.4 million, respectively. The projected total operating income (earnings before net interest expense, other income/expense and income taxes) for each of those years is $88.4 million and $136.8 million, respectively. The projected net income for each of those years is $40.1 million and $64.4 million, respectively. Further, the projected net income per share on a primary basis for each of those years is $0.80 and $1.28, respectively. On a fully diluted basis, the projected net income per share is $0.78 and $1.24, respectively.

     Additional revised projections were furnished to Unocal on August 2, 2002 describing Pure's anticipated results for the year ending December 31, 2002. The projected total revenues for that period are $413.9 million. The projected operating income (earnings before net interest expense, other income/expense and income taxes) for that period is $50.4 million. The projected net income for that period is $12.3 million. Further, the projected net income per share on a primary basis is $0.25 and a fully diluted basis is $0.24.

     Neither Unocal nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Pure or Unocal compared to the information contained in the projections, and to Unocal's knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

UNOCAL FORECASTS

     Our third quarter earnings will likely be in the upper end of the previously announced range of $0.45-$0.55 per share. Lower dry hole expense, driven by the successful appraisal at our K2 well in the Green Canyon area of the Gulf of Mexico, and higher prices more than make up for slightly lower production than expected in the quarter. Our third quarter production, which we previously estimated to be in a range of between 480 and 490 mboe/d (thousands of barrels of oil equivalent per day) is now expected to range from 470-480 mboe/d. Lower production levels in the third quarter were the result of a shutdown of the Platong production platform in the Gulf of Thailand, significant unexpected pipeline curtailments reducing Pure's onshore gas deliverability, lower Alaska gas deliveries to the Agrium fertilizer plant, lower entitlements in Indonesia due to higher oil prices and the deferral of several Gulf Region workover programs.

     Given this new range for the third quarter, we now expect that yearly production will average between 480 and 490 mboe/d versus a previously announced range of between 490 and 500 mboe/d. Future factors which will affect the actual yearly production average include overall gas demand in Thailand, continuing curtailments of Pure's gas production, sales of natural gas to Agrium, Indonesia Production Sharing Contract net entitlements as they relate to oil prices, and the mix of exploration versus development capital in the Gulf of Mexico. For important information regarding the foregoing forward looking statements, please see "Forward-Looking Information" beginning on page 17.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

UNOCAL

     Unocal's common stock is listed on the New York Stock Exchange under the symbol "UCL." In the following table we present the high and low sales prices per share of Unocal common stock, as reported in the consolidated transaction reporting system, for the quarterly periods presented below. We also present the quarterly dividends paid during the applicable periods.


                                                                UNOCAL COMMON STOCK
                                                             --------------------------
                                                              HIGH     LOW     DIVIDEND
                                                             ------   ------   --------
2000:
  First Quarter............................................  $35.31   $25.00    $0.20
  Second Quarter...........................................   39.00    28.06     0.20
  Third Quarter............................................   38.19    28.25     0.20
  Fourth Quarter...........................................   40.13    32.50     0.20
2001:
  First Quarter............................................   39.94    32.31     0.20
  Second Quarter...........................................   40.00    32.26     0.20
  Third Quarter............................................   37.36    29.72     0.20
  Fourth Quarter...........................................   36.15    29.51     0.20
2002:
  First Quarter............................................   39.24    33.09     0.20
  Second Quarter...........................................   39.70    35.25     0.20
  Third Quarter (through September 19, 2002)...............   36.75    29.14       --


     The closing sale price for the shares of Unocal's common stock on August 20, 2002, the last full trading date prior to Unocal's announcement of this offer, was $34.09. The closing sale price on September 3, 2002, the last trading date prior to the printing of this prospectus for which this information was practicably available, was $32.22. You are urged to obtain current market quotations.

     As of August 31, 2002, there were approximately 244,664,331 shares of Unocal common stock outstanding and approximately 22,224 holders of record of Unocal's common stock.

     Unocal Dividend Policy. The holders of shares of Unocal common stock receive dividends if and when declared by our board of directors out of legally available funds. We currently pay dividends at an annual rate of $0.80 per share. We expect to continue to pay quarterly dividends at this annual rate on a basis consistent with our past practice following completion of the offer and the subsequent merger. However, our board's declaration and payment of dividends will depend upon business conditions, operating results and our board of directors' consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock at the current annual rate in the future.

     On July 26, 2002, Unocal declared a regular quarterly dividend of $0.20 per share payable on November 8, 2002 to holders of record of Unocal common stock on October 10, 2002.

PURE

     Pure's common stock is listed on the New York Stock Exchange under the symbol "PRS." The following table sets forth the high and low sales prices per share of Pure's common stock, as reported in the consolidated transaction reporting system, for the quarterly periods beginning with the first day shares of Pure common stock were traded on the New York Stock Exchange. Pure has not paid dividends since its formation.


                                                                PURE COMMON
                                                                   STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
2000:
  Second Quarter (commencing May 26, 2000)..................  $20.94   $13.88
  Third Quarter.............................................   21.19    14.88
  Fourth Quarter............................................   21.19    16.19
2001:
  First Quarter.............................................   22.50    18.13
  Second Quarter............................................   25.30    17.60
  Third Quarter.............................................   20.55    15.00
  Fourth Quarter............................................   20.50    15.04
2002:
  First Quarter.............................................   23.00    19.37
  Second Quarter............................................   23.95    19.50
  Third Quarter (through September 19, 2002)................   23.85    16.90


     The closing sale price for the shares of Pure's common stock on August 20, 2002, the last full trading date prior to the Unocal's announcement of this offer, was $17.52. The closing sale price on September 3, 2002, the last trading date prior to the printing of this prospectus for which this information was practicably available, was $22.62. You are urged to obtain current market quotations.


     As of September 4, 2002, there were 50,553,786 shares of Pure common stock outstanding. Based on information received by us from Pure, there were 340 holders of record of Pure's common stock as of September 4, 2002.

                                   THE OFFER

     We are proposing to acquire all of the outstanding shares of Pure's common stock that we do not already own. We currently own 32,709,067 shares of Pure common stock, representing approximately 65% of the outstanding shares of Pure's common stock.

EXCHANGE OF SHARES OF PURE COMMON STOCK


     We are offering to exchange 0.6527 of a share of Unocal common stock for each outstanding share of Pure's common stock, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Pure in the offer unless Pure stockholders (other than Unocal and its subsidiaries) have validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Pure common stock such that, giving effect to the offer, we own at least 90% of the total number of outstanding shares of Pure. As of September 4, 2002, there were 50,553,786 shares of Pure common stock outstanding. Accordingly, for us to acquire any shares of Pure common stock, stockholders of Pure must, based on this information as to Pure's outstanding shares, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 12,789,341 shares of Pure common stock. These share numbers would change as a result of changes in Pure's share capitalization, such as through the exercise of outstanding stock options. There are also other conditions to the offer that are described under "The Offer -- Conditions of the Offer" beginning on page 39.


     If we successfully complete the offer in accordance with its terms, we would then own at least 90% of the outstanding shares of Pure's common stock and be permitted under Delaware law to effect a "short form" merger of one of our wholly owned subsidiaries with Pure without the approval of Pure's board or remaining stockholders. We intend to effect a "short form" merger of one of our wholly owned subsidiaries with Pure as soon as practicable after we complete the offer. Each outstanding share of Pure common stock we do not own or acquire in the offer would be converted in the merger into the right to receive 0.6527 of a share of Unocal common stock and cash instead of fractional shares, the same consideration per share of Pure common stock you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See "The Offer -- Purpose of the Offer; The Merger" beginning on page 36 and "The Offer -- Appraisal Rights" beginning on page 37. After completion of the merger, Pure will be a wholly owned subsidiary of Unocal.

     When we refer to the expiration of the offer we mean midnight, New York City time, on Wednesday, October 2, 2002, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.

     You will not receive any fractional shares of Unocal common stock in the offer or the merger. Instead of any fractional share, tendering stockholders will receive cash equal to the product of that fractional share, after combining all fractional shares to which you would otherwise be entitled, and the closing price of Unocal common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.

     If you are the record owner of your shares and you tender your shares directly to the exchange agent and depositary, you will not be obligated to pay any charges or expenses of the exchange agent and depositary or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

     Except as otherwise provided in Instruction 6 of the letter of transmittal, Union Oil will pay all stock transfer taxes with respect to the transfer of any shares of Pure common stock pursuant to the offer. If, however, the consideration for any shares of Pure common stock acquired in the offer is to be paid to a person other than the registered holder or holders, the amount of any stock transfer taxes (whether imposed on the registered holder or holders, such other person or otherwise) payable on account of the transfer to such other person must be paid by the person tendering the shares of Pure common stock unless evidence satisfactory to Union Oil of the payment of such taxes, or exemption therefrom, is submitted.

TIMING OF THE OFFER

     We are commencing the offer on September 5, 2002. Our offer is scheduled to expire at midnight, New York City time, on Wednesday, October 2, 2002, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under "-- Extension, Termination and Amendment" immediately below.

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, to extend, on one or more occasions the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to the exchange agent and depositary. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not making any assurances that we will exercise our right to extend our offer. During any extension, all shares of Pure common stock previously tendered and not properly withdrawn will remain deposited with the exchange agent and depositary, subject to your right to withdraw your shares of Pure common stock as described below under "-- Withdrawal Rights" beginning on page 33.

     Subject to the SEC's applicable rules and regulations, we reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of shares of Pure common stock pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any shares of Pure common stock, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the exchange agent and depositary and by making a public announcement.

     We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

     We expressly reserve the right to modify, on one or more occasions, the terms and conditions of the offer, except that we will not modify or waive the registration statement effectiveness condition and the listing condition, and any waiver of the minimum tender condition will not reduce the quantity of the shares necessary to satisfy such condition to less than a majority of the shares of Pure common stock held by stockholders other than Union Oil.

     If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

DELIVERY OF UNOCAL COMMON STOCK

     Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange shares of Pure common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange Unocal common stock and cash instead of fractional shares for the tendered shares of Pure's common stock as soon as practicable afterwards. In all cases, exchange of shares of Pure common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depositary timely receives (1) certificates for those shares of Pure common stock, or a timely confirmation of a book-entry transfer of those shares of Pure common stock in the exchange agent's and depositary account at The Depository Trust Company, or DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or (2) a timely confirmation of a book-entry transfer of those shares of Pure common stock in the exchange agent and depositary's account at DTC, together with an "agent's message" as described below under "-- Procedure for Tendering Shares" beginning on page 32.

     For purposes of the offer, we will be deemed to have accepted for exchange shares of Pure common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent and depositary of our acceptance of the tender of those shares of Pure common stock pursuant to the offer. The exchange agent and depositary will deliver shares of Unocal common stock in exchange for shares of Pure common stock pursuant to the offer and cash instead of a fraction of a share of Unocal common stock as soon as practicable after receipt of our notice. The exchange agent and depositary will act as agent for tendering Pure stockholders for the purpose of receiving Unocal common stock and cash to be paid instead of a fraction of a share of Unocal common stock and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

     If we do not accept shares of Pure common stock for exchange pursuant to the offer or if certificates are submitted for more shares of Pure common stock than are tendered into the offer, we will return certificates for these unexchanged shares of Pure common stock without expense to the tendering stockholder. If we do not accept shares of Pure common stock for exchange pursuant to the offer, shares of Pure common stock tendered by book-entry transfer into the exchange agent and depositary's account at DTC pursuant to the procedures set forth below under "-- Procedure for Tendering Shares," will be credited to the account maintained with DTC from which those shares were originally transferred, as soon as practicable following expiration or termination of the offer.

CASH INSTEAD OF FRACTIONAL SHARES OF UNOCAL COMMON STOCK

     We will not issue any fraction of a share of Unocal common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of Unocal common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of Unocal common stock to which the holder would otherwise be entitled by (2) the closing price of Unocal common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.

PROCEDURE FOR TENDERING SHARES

     For you to validly tender shares of Pure common stock into our offer, you must do one of the following:

     - Deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

     - Arrange for a book-entry transfer of your shares to be made to the exchange agent and depositary's account at DTC and receipt by the exchange agent and depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

     - Arrange for a book-entry transfer of your shares to the exchange agent and depositary's account at DTC and receipt by the exchange agent and depositary of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

     These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Pure common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     The exchange agent and depositary will establish an account with respect to the shares of Pure common stock at DTC for purposes of the offer within two business days after the date of the distribution of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Pure common stock by causing DTC to transfer these shares of Pure common stock into the exchange agent and depositary's account in accordance with DTC's procedure for the transfer. For a tender made by transfer of shares of Pure common stock through book-entry delivery at DTC to be valid, the exchange agent and depositary must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this prospectus by the expiration date of the offer, or an agent's message as part of the book-entry confirmation.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Pure common stock are tendered either by a registered holder of shares of Pure common stock who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution," we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent's Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

     If the certificates for shares of Pure common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

     The method of delivery of certificates representing shares of Pure common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent and depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

WITHDRAWAL RIGHTS


     You may withdraw shares of Pure common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by November 4, 2002, you may withdraw tendered shares at any time thereafter prior to their acceptance for exchange.


     For your withdrawal to be effective, the exchange agent and depositary must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Pure common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Pure common stock. If shares of Pure common stock have been tendered pursuant to the procedures for book-entry tender discussed above under "-- Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Pure common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent and depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Pure common stock withdrawn must also be furnished to the exchange agent and depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

     An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Pure common stock have been tendered for the account of an eligible institution.

     None of Unocal, Union Oil, the exchange agent and depositary, the Dealer Manager, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Pure common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Pure common stock by following one of the procedures discussed under "-- Procedure for Tendering Shares" beginning on page 32 at any time before the expiration of the offer.

EFFECT OF A TENDER OF SHARES

     By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Pure common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Pure common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Pure common stock immediately upon our acceptance of those shares of Pure common stock for exchange.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Pure common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Pure common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Pure common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of Unocal, Union Oil, the exchange agent and depositary, the Dealer Manager, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Pure common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

     The tender of shares of Pure common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following description summarizes the material United States federal income tax consequences for Pure stockholders of the offer and the subsequent merger. It is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Code), regulations under the Code, and court and administrative rulings and decisions in effect on the date of this prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this prospectus. We have not requested and will not request an advance ruling from the Internal Revenue Service as to the tax consequences of the offer and the subsequent merger. This description is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

     The description applies only to Pure stockholders who are U.S. persons. For purposes of this description, the term "U.S. person" means:

     - an individual who is a U.S. citizen or a U.S. resident alien;

     - a corporation created or organized under the laws of the United States or any State;

     - a trust where (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - an estate that is subject to U.S. tax on its worldwide income from all sources.

     Our description is not a comprehensive description of all the tax consequences that may be relevant to you. It applies only to Pure stockholders who hold their shares of Pure common stock as a capital asset. Further, it assumes that both the offer and the subsequent merger are completed as described in this prospectus and that all conditions to closing the offer and the merger as set forth in this prospectus are satisfied without waiver. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular Pure stockholder in light of the stockholder's individual circumstances or to Pure stockholders who are subject to special treatment under the United States federal income tax laws, such as:

     - banks, insurance companies and financial institutions;

     - tax-exempt organizations;

     - mutual funds;

     - persons that have a functional currency other than the U.S. dollar;

     - investors in pass-through entities;

     - traders in securities who elect to apply a mark-to-market method of accounting;

     - dealers in securities or foreign currencies;

     - Pure stockholders who received their shares of Pure common stock through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan or who are entitled to require Pure to purchase their shares of Pure common stock pursuant to an agreement with Pure;

     - holders of options granted by Pure;

     - Pure stockholders who are not U.S. persons; and

     - Pure stockholders who hold shares of Pure common stock as part of a hedge, straddle, constructive sale or conversion transaction.

     This description does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and it does not address any federal tax consequences other than federal income tax consequences. It does not address the tax consequences of any transaction other than the offer and the merger. Accordingly, each Pure stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the offer and merger to the stockholder.

     We intend the exchange of shares of Pure common stock for Unocal common stock in the offer and merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Reorganization treatment depends on numerous factors, however, including factors beyond our control. For example, the offer and merger could fail to be treated as a reorganization if certain rights held by executives of Pure requiring Pure to purchase the executives' shares in Pure for cash are exercised and any funds are provided directly or indirectly by Unocal or Union Oil for that purpose. Although Unocal intends to use, in its judgment, reasonable efforts in seeking to cause the offer and merger to constitute a reorganization, no assurance can be given that the offer and merger will constitute a reorganization, and there is no condition to the offer relating to the tax-free treatment of the offer and the merger. Assuming that the offer and merger qualify as a reorganization, then, in general:

     - Pure stockholders will not recognize any gain or loss on the exchange of shares of Pure common stock for Unocal common stock in the offer and the subsequent merger, except with respect to cash, if any, they receive instead of fractional shares of Unocal common stock;

     - the aggregate tax basis to a Pure stockholder of the Unocal common stock received in exchange for shares of Pure common stock pursuant to the offer or the subsequent merger will equal the Pure stockholder's aggregate tax basis in the shares of Pure common stock surrendered, decreased by the amount of any tax basis allocable to any fractional share interest in Unocal common stock for which cash is received;

     - the holding period of a Pure stockholder for the Unocal common stock received pursuant to the offer or the subsequent merger will include the holding period of the shares of Pure common stock surrendered in exchange; and

     - a Pure stockholder who receives cash instead of a fractional share of Unocal common stock pursuant to the offer or the subsequent merger will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and the basis of the shares of Pure common stock allocable to the fractional share. The gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     A Pure stockholder who receives cash for all its shares of Pure common stock pursuant to the exercise of appraisal rights generally will recognize gain or loss equal to the difference between the tax basis of the shares of Pure common stock surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. A stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the merger closes, irrespective of whether the stockholder actually receives payment for its shares of Pure common stock in that year.

     If the exchange of shares of Pure common stock for Unocal common stock in the offer and merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, then a Pure stockholder who receives shares of Unocal common stock in exchange for the Pure stockholder's shares will generally be taxable on any gain realized on the exchange. Such gain would generally equal the excess, if any, of the fair market value of the Unocal common stock received for a share of Pure common stock over the Pure stockholder's tax basis in the share of Pure common stock surrendered. Pure stockholders who have a tax basis in a share of Pure common stock that exceeds the fair market value of the Unocal common stock received in exchange for such share of Pure common stock should consult with their tax advisors regarding the deductibility of any loss realized on the exchange.

     Tax matters are very complicated, and the tax consequences of the offer and the subsequent merger to each Pure stockholder will depend on the facts of that stockholder's particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the offer and the subsequent merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.

PURPOSE OF THE OFFER; THE MERGER


     We are proposing to acquire all of the outstanding shares of Pure's common stock that we do not own. We currently own 32,709,067 shares of Pure's common stock which represent approximately 65% of the outstanding shares. We are offering to exchange 0.6527 of a share of Unocal common stock for each outstanding share of Pure's common stock which is validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and conditions set forth in this prospectus and the related letter of transmittal. We will not acquire any shares of Pure in the offer unless Pure stockholders (other than Unocal and its subsidiaries) have tendered into this offer, and not withdrawn, as of the expiration of the offer, a number of shares of Pure's common stock such that, giving effect to the offer, we own at least 90% of the total number of outstanding shares of Pure. Although we reserve the right to waive this condition, we will not reduce the quantity of shares necessary to satisfy the condition to less than a majority of outstanding shares of Pure common stock not owned by Unocal or its subsidiaries. As of September 4, 2002, there were 50,553,786 shares of common stock outstanding. Accordingly, for us to acquire any shares of Pure common stock, Pure stockholders, other than Unocal or its subsidiaries must, in order for us to satisfy the 90% condition, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least

12,789,341 shares of common stock. There are also other conditions to the offer that are described under "-- Conditions of the Offer" beginning on page 39.


     If upon completion of the offer we own more than 90% of the outstanding shares of Pure's common stock, we would be permitted under Delaware law to effect a "short form" merger of one of our wholly owned subsidiaries with Pure without the approval of Pure's board or remaining stockholders. In that case, we intend to effect a "short form" merger of one of our wholly owned subsidiaries with Pure as soon as practicable after we complete the offer. Each outstanding share which we do not own or acquire in the offer would be converted in the merger into the right to receive 0.6527 of a share of Unocal common stock and cash instead of fractional shares. Accordingly, if you do not tender your shares and we effect the "short form" merger, you will receive the same consideration per share of Pure common stock you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See "-- Purpose of the Offer; The Merger" beginning on page 36 and "-- Appraisal Rights" beginning on page 37. After completion of the merger, Pure will be a wholly owned subsidiary of Unocal.

     If we successfully complete the offer but for any reason are not able to complete promptly the "short form" merger, Pure's common stock not tendered into the offer would remain outstanding until we are able to effect such a merger, if ever. In these circumstances, the liquidity of and market for those remaining publicly held shares of Pure common stock, and the rights of the holders of those shares, could be adversely affected. Pure's common stock is currently listed on the New York Stock Exchange. Depending upon the number of shares of Pure common stock purchased in the offer, Pure's common stock may no longer meet the requirements for continued listing and may be delisted from the New York Stock Exchange. It is possible that Pure's common stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for Pure's common stock and the availability of these quotations would depend, however, upon the number of holders of Pure's common stock remaining at that time, the interests in maintaining a market in Pure's common stock on the part of securities firms, the possible termination of registration of Pure's common stock under the Exchange Act, as described below, and other factors.

     Pure's common stock is currently registered under the Exchange Act. This registration may be terminated upon application of Pure to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of the Pure common stock. Based on information received by us from Pure, there were 338 holders of record of Pure's common stock as of August 30, 2002. The termination of the registration of Pure's common stock under the Exchange Act would substantially reduce the information required to be furnished by Pure to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable.

     Shares of Pure common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on shares of Pure's common stock as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that Pure's common stock would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. If registration of Pure's common stock under the Exchange Act is terminated, shares of Pure's common stock would no longer be "margin securities."

APPRAISAL RIGHTS

     Under Delaware law, Pure stockholders do not have appraisal rights in connection with the offer. If the offer is successfully completed, holders of Pure common stock who (a) do not tender their shares into the offer and hold common stock at the effective time of the subsequent short form merger and (b) who do not wish to accept the consideration provided for in that merger and (c) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their shares of Pure common stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the

"fair value" of those shares as determined by the court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the subsequent merger, which will be effected as a merger of a wholly owned subsidiary of Unocal with Pure. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this document as Annex C. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the merger will be waived or terminated.

 NOTIFICATION OF MERGER'S EFFECTIVE TIME

     Within 10 days after the effective time, Pure will send notice of the effective time of the merger and the availability of appraisal rights to each holder of its common stock.

 ELECTING APPRAISAL RIGHTS

     To exercise appraisal rights, the record holder of Pure's common stock must, within 20 days after the date Pure mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to Pure. This demand must reasonably inform Pure of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of Pure common stock.

     A demand for appraisal must be delivered to: Corporate Secretary, Pure Resources, Inc., 500 West Illinois, Midland, TX 79701.

 ONLY RECORD HOLDERS MAY DEMAND APPRAISAL RIGHTS

     Only a record holder of Pure's common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

     - If shares of Pure's common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

     - If shares of Pure's common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

     - An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

     - A holder of record, such as a broker, who holds Pure's common stock as nominee for a beneficial owner, may exercise a holder's right of appraisal with respect to Pure's common stock held for all or less than all of those beneficial owners' interest. In that case, the written demand should set forth the number of shares of Pure's common stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of Pure's common stock standing in the name of the record holder. Pure stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of Pure common stock.

 COURT PETITION MUST BE FILED

     Within 120 days after the effective time of the merger, Pure or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Pure's common stock. Neither Unocal nor Pure will have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal of rights may make a written request to receive from Pure a statement of the total number of shares of Pure's common stock with respect to which demands for appraisal have been received and the total number of holders of these shares. Pure will be required to mail these statements within ten days after it receives a written request.

 APPRAISAL PROCEEDING BY DELAWARE COURT

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of common stock owned by the stockholders and determine their fair value. In determining fair value, the court may consider a number of factors including market values of Pure's stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

     The value determined by the court for Pure's common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of Pure's common stock entitled to appraisal.

 EFFECT OF APPRAISAL DEMAND ON VOTING AND RIGHT TO DIVIDENDS; TAX CONSEQUENCES

     Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time. We describe above under "Material U.S. Federal Income Tax Consequences," beginning on page 34, the tax consequences to a Pure stockholder who receives cash for his or her shares of Pure common stock pursuant to the exercise of appraisal rights.

 LOSS, WAIVER OR WITHDRAWAL OF APPRAISAL RIGHTS

     Holders of Pure's common stock will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to Pure a written withdrawal of the stockholder's demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the merger requires Pure's written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of Unocal common stock, and cash instead of a fraction of a share of Unocal common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the merger, regardless of the market price of shares of Unocal's common stock at the time of delivery.

 DISMISSAL OF APPRAISAL PROCEEDING

     If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

CONDITIONS OF THE OFFER

     The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, we will not be required to accept for exchange or exchange any shares, may postpone the acceptance for exchange or exchange of tendered shares, and may, in our sole discretion, terminate or amend the offer as to any shares not then exchanged if any of these conditions are not satisfied or, where permissible, waived before or as of the expiration of the offer. If any of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of the offer, we may choose to extend the expiration of the offer or terminate the offer.

  MINIMUM CONDITION


     There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Pure's common stock such that, giving effect to the offer, we own at least 90% of the total number of outstanding shares of Pure common stock. As of September 4, 2002, there were 50,553,786 shares outstanding. Accordingly, for us to acquire any shares of Pure common stock, stockholders of Pure must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 12,789,341 shares.



     In the event that we waive the condition concerning the minimum number of shares of Pure common stock tendered in the offer, we will in all cases condition the offer on there being validly tendered and not withdrawn at least a majority of the shares of Pure common stock outstanding that are not owned by Union Oil. As of September 4, 2002 there were 17,844,719 shares of Pure common stock outstanding that were not owned by Union Oil.


  REGISTRATION STATEMENT EFFECTIVENESS CONDITION

     The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

  LISTING CONDITION

     The Unocal common stock issuable in the offer and the subsequent merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  ADDITIONAL CONDITIONS

     In addition, we will not be required to accept shares of Pure for exchange or exchange any shares, may postpone the acceptance for exchange or exchange of any shares and may choose to extend the expiration of the offer or to terminate the offer if any of the following occurs and is continuing and in our good faith judgment, regardless of the circumstances, it would be inadvisable for us to proceed with the offer or to accept Pure shares for or to exchange shares:

     - there shall be threatened, instituted or pending any action, proceeding or application by or before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign (other than the Pure stockholder litigation described under "Certain Legal Matters and Regulatory Approvals -- Stockholder Litigation" beginning on page 44),

      - which challenges the acquisition by us of the shares of Pure common stock, seeks to restrain, delay or prohibit the consummation of the offer or the transactions contemplated by the offer or any subsequent merger or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the offer or subsequent merger,

      - which seeks to prohibit or impose material limitations on our or Unocal's acquisition, ownership or operation of all or any portion of Unocal's or Pure's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the shares of Pure common stock (including, without limitation, the right to vote the shares purchased by us, on an equal basis with all other shares, on all matters presented to the stockholders of Pure), or seeks to compel us or Unocal to dispose of or hold separate all or any portion of our or Pure's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the offer or any subsequent merger,

      - which may reasonably be expected to adversely affect Pure, Unocal or us, or any of our respective affiliates or subsidiaries (which we refer to as an Adverse Effect), or result in a diminution in the value of the shares of Pure or Unocal or the benefits expected to be derived by Unocal or us as a result of the transactions contemplated by the offer or any subsequent merger (which we refer to as a Diminution in Value); or

      - which seeks to impose any condition to the offer unacceptable to Unocal or us; or

     - there shall have occurred any development in the Pure stockholder litigation, described under "Certain Legal Matters and Regulatory Approvals -- Stockholder Litigation" beginning on page 44, that is adverse to the defendants in that litigation;

     - any statute, including without limitation, any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the offer or any subsequent merger or the transactions contemplated by the offer or subsequent merger that may, directly or indirectly, reasonably be expected to result in any of the consequences referred to in the 1st through 4th sub-bullets of the initial bullet paragraph under "Additional Conditions", including any determination or assertion by any governmental authority that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or the HSR Act), is required; or

     - any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has had or may reasonably be expected to have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of Pure or any of its subsidiaries, or Unocal or we shall have become aware of any fact that has had or may reasonably be expected to have an Adverse Effect or results or may reasonably be expected to result in a Diminution in Value; or

     - there shall have occurred:

      - any general suspension of, or limitation on times or prices for, trading in securities (including, but not limited to, Pure's common stock or Unocal's common stock) on any national securities exchange or in the over-the-counter market,

      - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

      - the outbreak or escalation of a war, terrorist activities, armed hostilities or other international or national calamity directly or indirectly involving the United States,

      - any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of, credit by banks or other lending institutions,

      - a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or

      - in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     - Pure or any subsidiary of Pure shall have:

      - issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to employee stock options outstanding on June 30, 2002 in accordance with the then-existing terms thereof) of any class (including, without limitation, the shares of Pure common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Pure, (B) any other securities in respect of, instead of or in substitution for shares outstanding on August 2, 2002, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities,

      - purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of its capital stock or other securities, except in accordance with the terms of contractual arrangements in effect on September 4, 2002 and disclosed in Pure's filings with the SEC prior to that date,

      - proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of its capital stock or any other security, whether payable in cash, securities or other property,

      - altered or proposed to alter any material term of any outstanding security,

      - incurred, agreed to incur or announced its intention to incur any additional debt, except any borrowings under existing credit agreements, as in effect on June 30, 2002, in the ordinary course of business consistent with past practice;

      - authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, recapitalization, acquisition or disposition of securities; or any acquisition or sale, conveyance, transfer or other disposition of assets (other than in the ordinary course of business); any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced; or

      - entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Pure that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

     - Pure or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or by-laws or similar organizational documents or we shall have learned that Pure or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Pure and also set forth in filings with the SEC; or

     - a tender or exchange offer for some portion or all of the shares of Pure common stock shall have been commenced or publicly proposed to be made by another person (including Pure or its subsidiaries), or it shall have been publicly disclosed or we shall have learned that:

      - any person (including Pure or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than five percent of the shares of Pure common stock, or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of the Pure shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a
        Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to September 4, 2002;

      - any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the shares of Pure common stock prior to such date shall have acquired or proposed to acquire additional Pure shares constituting more than one percent of the total shares outstanding, or shall have been granted any option or right to acquire more than one percent of the Pure shares;

      - any new group was, or is, formed which beneficially owns more than five percent of the outstanding shares of Pure common stock;

      - any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the shares of Pure common stock or a merger, consolidation or other business combination or recapitalization or sale, conveyance, transfer or other disposition of assets (other than in the ordinary course of business) with or involving Pure or any of its affiliates or subsidiaries; or

      - any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Pure or assets or securities of Pure; or

     - Pure and we shall have reached an agreement or understanding that the offer be terminated or amended or we (or one of our affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Pure by merger or similar business combination, or purchase of shares or assets of Pure; or

     - any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has had or may reasonably be expected to have an Adverse Effect or results or may reasonably be expected to result in a Diminution in Value; or

     - Pure or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its officers or other employees or shall have entered into or otherwise effected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such officer or officers or employee or employees as a result of or in connection with the transactions contemplated by the offer or any subsequent merger.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the offer. The determination as to whether any condition has occurred will be in our judgment and will be final and binding on all parties. Any failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

U.S. APPROVALS

     Except as we have described in this prospectus, we are not aware of any license or regulatory permit required in the U.S. and material to the business of Pure and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of Pure's common stock, or any filing or approval required in the U.S. that would be required for our acquisition of Pure's common stock. We intend to make all required filings under the Securities Act and the Exchange Act.

NON-U.S. APPROVALS

     We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

STATE TAKEOVER LAWS

     A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares tendered into the offer or may delay the offer. See "The Offer -- Conditions of the Offer" beginning on page 39.

STOCKHOLDER LITIGATION


     On or about August 21, 2002, individual stockholders of Pure filed complaints in the Delaware Court of Chancery purporting to commence class action lawsuits against Unocal, Union Oil, Pure and each of the individual directors of Pure. The complaints were styled as Crescente v. Pure Resources, Inc., et al (C.A. No. 19854), Brown v. Pure Resources, Inc., et al (C.A. No. 19855), Summit Trading Group, LLC v. Hightower, et al (C.A. No. 19856), Metera v. Pure Resources, Inc, et al (C.A. No. 19857) and Bistritzky v. Hightower, et al (C.A. No. 19859). On or about August 30, 2002, a separate action was filed in California Superior Court for the County of Los Angeles, Central District styled as Holland v. Pure Resources, Inc., et al (BC 280478). In general, the complaints allege, among other things: (1) breaches of fiduciary duty by Unocal, Pure and the members of Pure's board in connection with the offer and the subsequent merger; (2) that the consideration Unocal is offering is inadequate; and (3) that Unocal is acting to further its own interests at the expense of the holders of Pure's common stock. Among other remedies, the complaints seek to enjoin the offer and subsequent merger or, alternatively, damages in an unspecified amount and rescission in the event the merger occurs. On September 3, 2002 a separate purported class action was filed in the Delaware Court of Chancery styled as Cardinal Capital Management, LLC v. Amerman, et al (C.A. No. 19876) against the same defendants as in the other actions, as well as the directors of Unocal. This complaint alleges that the Unocal offer is inadequate, coercive and otherwise contrary to law. On September 5, 2002, plaintiff in the Cardinal Capital case requested and was granted a hearing on its motion for a preliminary injunction against the Unocal offer, and expedited discovery in connection therewith. The Court has scheduled a hearing on the Cardinal Capital motion for September 27, 2002. Unocal and Union Oil view the foregoing described complaints and motions as being without merit.

                          CERTAIN EFFECTS OF THE OFFER

EFFECTS ON THE MARKET

     If we successfully complete the offer, we intend to cause the delisting of Pure's common stock from the New York Stock Exchange following completion of the subsequent merger.

EXCHANGE ACT REGISTRATION

     The shares of Pure's common stock are currently registered under the Exchange Act. If we successfully complete the offer, following completion of the subsequent merger, we will request that the New York Stock Exchange file a Form 25 with the SEC terminating registration of the shares of Pure common stock under the Exchange Act.

FINANCING OF THE OFFER

     The shares of Unocal common stock to be issued in the offer and the subsequent merger will come from Unocal's authorized but unissued shares. Unocal's fees and expenses in connection with the offer will be paid from Unocal's available capital resources.

CONDUCT OF PURE IF THE OFFER IS NOT COMPLETED

     If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Pure will continue to be a majority-owned subsidiary of Unocal and operate its business as presently operated, subject to market and industry conditions and the terms of the agreements and other documents described below under "-- Relationships With Pure." We have no intention to dispose of or entertain offers to acquire our shares of Pure common stock.

RELATIONSHIPS WITH PURE

     In considering whether to tender your shares in the offer, you should be aware of various existing agreements and ongoing and prior arrangements and transactions between Unocal and/or Union Oil and Pure, as described below. This description is qualified in its entirety by reference to the specific provisions of the documents described below that have been filed with the SEC, which we incorporate by reference into this prospectus. Copies of those documents have been filed with the SEC. You should also review "Interests of Certain Persons in the Offer and Subsequent Merger" beginning on page 49 for a description of arrangements between Unocal and Pure and between Pure and directors and executive officers of Pure.

Non-Dilution Agreement

     As described above, on December 13, 1999, Titan and Union Oil entered into an agreement to merge Titan and the Permian Basin business unit of Union Oil, and on May 25, 2000 that merger was completed, thereby creating Pure as the combined business. Simultaneously with the execution of the merger agreement, Pure and Union Oil entered into a non-dilution agreement (which we sometimes refer to as the Non-Dilution Agreement). Under the terms of the Non-Dilution Agreement, Union Oil has rights to maintain its percentage ownership of Pure in the event of future issuances of equity by Pure, in a variety of circumstances. If Pure issues capital stock, other than common stock issued under board-approved incentive plans, for cash or credit, Union Oil will have the right to purchase or subscribe for the number or amount of such capital stock equal to its ownership percentage of Pure, at the same price at which the capital stock is being issued. Pure must provide Union Oil with notice of an issuance subject to this preemptive right at least 10 days prior to the issuance and, if Union Oil elects to exercise the right, it must do so in such a way as not to delay pricing and closing of the issuance. Under the terms of the Non-Dilution Agreement, the preemptive right given by Pure with respect to any issuance will terminate if unexercised within 10 days after receipt of the notice of the issuance of the capital stock.

     If Pure issues any capital stock in exchange for property other than cash or credit, Union Oil will have the right to purchase from Pure the additional number of shares of capital stock necessary to enable Union Oil to maintain its ownership percentage in Pure. Pure is obligated to give Union Oil written notice of the issuance no later than 20 days prior to such issuance, and Union Oil has 30 days from the date of the issuance to elect to exercise its rights by giving written notice to Pure. The cash price per share to be paid by Union Oil for the additional shares of capital stock will be the market trading price per share of Pure common stock at the time of the issuance or, in the case of other capital stock, as determined in good faith by the Pure board of directors.

     Shares of Pure common stock issued to Union Oil under the Non-Dilution Agreement are entitled to the benefits of a registration rights agreement (which we sometimes refer to as the Registration Rights Agreement) entered into by the parties and which is described below. Pure also has agreed that if shares are issued on account of the Non-Dilution Agreement, Pure will cause those shares to be listed for trading or quotation on any securities exchanges or quotation systems on which the securities of that class are then listed for trading or quotation.

Registration Rights Agreement

     The Registration Rights Agreement provides that at any time and from time to time after September 22, 2000, but no more than one time in a 12-month period, Union Oil has the right to require Pure to effect a Securities Act registration of all or a portion of the Pure common stock owned by Union Oil. If Union Oil demands registration of less than all of the Pure Resources shares it owns, the portion to be registered must be at least either (a) 4,300,000 shares, as adjusted for any stock dividends, splits or other similar event, or (b) shares having an estimated aggregate offering price to the public of at least $50 million, whichever is lower. The Registration Rights Agreement also provides Union Oil with piggyback registration rights, which give Union Oil the right to include shares of Pure common stock it holds in registrations initiated by Pure or by any other holder of Pure common stock.

     Among other things, the Registration Rights Agreement provides for customary indemnities by Pure in favor of persons including shares in a registration covered by the Registration Rights Agreement, and by such persons in favor of Pure, with respect to information to be included in the relevant registration statement. Pure will bear the reasonable costs of registering and offering for sale any Pure common stock offered in a registration covered by the Registration Rights Agreement, including costs and expenses of Union Oil's counsel not to exceed $50,000 per registration. Under the terms of the agreement, Union Oil is obligated to pay all applicable underwriting discounts and commissions.

Business Opportunities Agreement

     Simultaneously with the execution of the 1999 merger agreement, Union Oil, Pure Resources and Titan entered into the Business Opportunities Agreement pursuant to which Pure agreed that, except with the consent of Union Oil (which it may withhold in its sole discretion), Pure and its subsidiaries will not engage in any business other than the E&P Business, which generally refers to the oil and gas exploration, exploitation, development and production business (but which does not include the oilfield service business). In that connection, Pure agreed that it would not pursue any business opportunity that involves any direct or indirect ownership interest in any properties located outside of the so-called Designated Area that includes all of Kansas, New Mexico and Oklahoma, portions of southern and southeastern Colorado and western Arkansas and onshore Texas, except for areas of east Texas. In the Business Opportunities Agreement, Pure agreed that it has no interest or expectancy in any business opportunity that does not consist exclusively of the E&P Business within the designated areas that were originally bounded by the outer most perimeter that surrounded Titan's assets and the assets of Union Oil's Permian Basin business unit. The provisions described in this paragraph will terminate when Union Oil no longer owns at least 35% of the ordinary voting power for the election of Pure directors.

     Pure also agreed in the Business Opportunities Agreement that, as long as their actions do not conflict with specified standards of conduct (which we summarize below), Union Oil, its affiliates, its board designees under a stockholders voting agreement (described below) and companies in which Union Oil has an interest, which participate with Union Oil or of which a board designee is a director, officer or employee are not restricted by the relationship between Union Oil and Pure or otherwise from engaging in any business even though it is in competition with the business or activities of Pure or its subsidiaries. The Business Opportunities Agreement does not restrict Union Oil's business activities, including within the designated areas.

     The parties also have agreed in the Business Opportunities Agreement that, as long as the activities of Union Oil, its affiliates or board designees or other related companies are conducted in accordance with the specified standards:

     - Union Oil, its affiliates or board designees or other related companies will not have to offer Pure Resources or any of its subsidiaries any business opportunity;

     - Pure Resources will have no interest or expectancy in any business opportunity pursued by Union Oil, its affiliates and board designees and related companies; and

     - Pure Resources has waived any claim that any business opportunity pursued by Union Oil, its affiliates or board designees or any related company constitutes a corporate opportunity of Pure Resources or any of its subsidiaries that should have been presented to Pure.

     The standards specified in the Business Opportunities Agreement generally provide that Union Oil, its affiliates and board designees and related companies must conduct their businesses through the use of their own personnel and assets and not with the use of any personnel or assets of Pure. The Business Opportunities Agreement will not allow a board designee of Union Oil to usurp a corporate opportunity solely for his or her personal benefit, as opposed to pursuing, for the benefit of Union Oil, an affiliate of Union Oil or any related company, an opportunity in accordance with the specified standards.

     As a result of the terms of the Business Opportunities Agreement, on four occasions Pure requested that Union Oil waive or amend the agreement and, in each case, we granted limited waivers of our rights in order to allow Pure to pursue acquisitions and investments. While these acquisitions and investments primarily involve assets within the Designated Areas, they also included assets located outside of the Designated Areas.

     Pure is contractually prohibited by the Business Opportunities Agreement from conducting business outside of the continental United States and designated areas in the offshore Gulf of Mexico region of the United States (those designated areas relate to programs and partnerships Pure acquired in transactions after its formation). Further, subject to limited exceptions, Pure is prohibited from conducting business without our consent in the designated offshore areas if the opportunity relates to a prospect with gross unrisked reserve target potential of less than 20 billion cubic feet of natural gas.

     On September 2, 2002, in accordance with a limited waiver we granted to Pure on May 9, 2001, we exercised our right to notify Pure that the limited waiver that we previously granted, which permitted Pure to invest in and operate prospects in the offshore area of the Gulf of Mexico, will terminate on March 31, 2003. The termination of the limited waiver will not require Pure to divest assets which it now owns in the offshore area of the Gulf of Mexico.

Unocal's Right to Nominate Pure Directors

     In connection with the transactions contemplated by the 1999 merger agreement, Pure, Union Oil and Jack D. Hightower (Pure's President, Chief Executive Officer and Chairman of its board of directors) entered into a stockholders voting agreement, which was subsequently amended and restated as of April 10, 2000 (which we sometimes refer to as the Voting Agreement) and which became effective upon the closing of the merger.

     Under the Voting Agreement, Union Oil and Mr. Hightower have agreed to vote their shares of Pure capital stock to cause two persons designated by Mr. Hightower, and up to six persons designated by Union Oil, to be elected to Pure's board of directors. Specifically, Mr. Hightower has agreed to vote his shares to elect to the Pure board (a) five designees of Union Oil, if Union Oil owns greater than 50% of Pure common stock; (b) four designees of Union Oil, if Union Oil owns greater than 35% but not more than 50% of Pure common stock; or (c) two designees of Union Oil, if Union Oil owns greater than 10% but not more than 35%. In addition, Union Oil and Mr. Hightower agreed that, if necessary to satisfy an independent director requirement of the New York Stock Exchange or other exchange on which the Pure common stock is traded, Union Oil and Mr. Hightower will cooperate to select an additional director who satisfies such requirements, failing which Union Oil will have the right to designate such director subject to Mr. Hightower's approval, which may not be unreasonably withheld.

     Furthermore, Union Oil has the right to approve the nomination of the directors designated by Mr. Hightower, other than Mr. Hightower himself, which approval may not be unreasonably withheld. The Voting Agreement further provides that no more than two of the persons designated by Union Oil may be affiliates of Union Oil. In the event that Union Oil is entitled to designate three or more persons under the agreement, one of the Union Oil affiliates designated must be approved by Mr. Hightower, and any non-Union Oil affiliate designated must be approved by Mr. Hightower. In each case, Mr. Hightower's approval may not be unreasonably withheld.

     The Voting Agreement terminates if Union Oil and its affiliates beneficially own less than 10% of the outstanding Pure common stock or if Mr. Hightower ceases to be the Chief Executive Officer of Pure.

     Mr. Hightower's current designees to the Pure board are Mr. Hightower and George G. Staley. Darrell D. Chessum, Graydon H. Laughbaum, Jr., Timothy H. Ling, H D Maxwell and Herbert C. Williamson, III are the current designees of Union Oil. The current nominee mutually agreed upon by Mr. Hightower and Union Oil is Keith A. Covington.

ACCOUNTING TREATMENT

     Our acquisition of Pure's common stock will be accounted for under the purchase method of accounting in accordance with United States accounting principles generally accepted in the U.S. Accordingly, the cost to acquire Pure's common stock in excess of approximately 35% of the carrying value of Pure's assets and liabilities will be allocated on a pro rata basis to Pure's assets and liabilities based on their fair values, with any excess being allocated to goodwill. A final determination of the asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets and liabilities of Pure based on their respective fair values, has not yet been made.

FEES AND EXPENSES

     Merrill Lynch & Co. is acting as our financial advisor and Dealer Manager in connection with the proposed acquisition of Pure's common stock. We will pay Merrill Lynch a customary fee for these services. We also have agreed to reimburse Merrill Lynch for its expenses, including reasonable counsel fees and expenses, and to indemnify it against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

     We have retained D.F. King & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Pure common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Pure common stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

     In addition, we have retained Mellon Investor Services LLC as the depositary and exchange agent with respect to the offer. We will pay the depositary and exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the depositary and exchange agent for its reasonable out-of-pocket expenses and will indemnify the depositary and exchange agent against certain liabilities and expenses in connection with the performance of its services.

     We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

        INTERESTS OF CERTAIN PERSONS IN THE OFFER AND SUBSEQUENT MERGER

     Some members of the management of Pure and some members of the Pure board of directors, including those who are also officers of Pure, have interests in the proposed transaction that may be different from, or in addition to, the interests of the other stockholders of Pure generally. The information set forth herein is based on the publicly-filed documents of Pure that were available immediately preceding the date of this prospectus.

     Employment Agreement. Pure has entered into an employment agreement with Jack D. Hightower with a term of three years, with a provision for automatic extensions of the term so that the term at all times is no less than two years.

     Mr. Hightower's agreement provides that upon Mr. Hightower's resignation for "good reason" or upon termination of Mr. Hightower's employment by Pure for reasons other than death, disability or "cause," Mr. Hightower will be entitled to the following severance benefits:

     - within 30 days of termination of employment, and subject to the execution by Mr. Hightower of a release of certain claims against Pure, a cash payment of three times the sum of Mr. Hightower's base salary and the average annual bonus paid to Mr. Hightower during the immediately preceding three years (but in no event less than $240,000);

     - continued participation in Pure's benefit and incentive plans (including retirement, insurance, vacation, sick leave, disability and other benefit programs) for the remainder of his employment term;

     - full vesting of all his equity awards; and

     - Pure or any successor to Pure will take all such action as may be necessary or appropriate to amend any outstanding option to purchase Pure's common stock held by Mr. Hightower to provide that the options will not terminate as a result of or in connection with Mr. Hightower's termination of employment with Pure or any successor to Pure, but will remain exercisable for the entire term of the option.


     "Good reason" under Mr. Hightower's agreement includes, among other things, the acquisition by Union Oil of 85% or more of either the outstanding common stock or voting securities of Pure. Accordingly, consummation of the offer would constitute "good reason" for Mr. Hightower. Based on information disclosed in Pure's Schedule 14D-9, filed on September 18, 2002, if the offer is completed as contemplated in this prospectus and Mr. Hightower chooses to exercise his right to resign for good reason as a result, the approximate amount of the cash severance payment payable to Mr. Hightower would be $3,645,000.


     Mr. Hightower's employment agreement also includes rights that enable him to require Pure to acquire his shares at a contractually-determined formula, as discussed below.

     Officer Severance and Put Right Agreements. Each of nine current executive officers of Pure other than Mr. Hightower is a party to a Severance and Put Right Agreement dated August 1, 2000, August 31, 2000 or September 14, 2000 (depending on the agreement), with Pure. In addition, on May 16, 2002, Pure entered into a Severance Agreement with an additional officer that does not contain a put right. In the following discussion, the employees referred to in the previous sentences are referred to collectively as the "covered employees" and Messrs. Hightower, Staley, White, Dupriest and Colwell are referred to collectively as the "Pure named executive officers."

     Under the agreements, upon a covered employee's resignation for "good reason" or upon termination of a covered employee's employment by Pure for reasons other than "cause," the covered employee will be entitled to the following benefits:

     - within 30 days of termination of employment, and subject to the execution by the covered employee of a release of claims against Pure, a cash payment of one or two times (depending on the covered employee) the sum of the covered employee's base salary and the higher of (A) the covered employee's annual bonus for the year immediately preceding the date of termination or (B) the average annual bonus paid to the covered employee over the three calendar years immediately preceding the date of termination;

     - continuation of life insurance and disability benefits at the same cost as for active officers of Pure for the lesser of 18 months or until the covered employee obtains other employment;

     - reimbursement for premiums under COBRA;

     - full vesting of all of the covered employee's equity awards; and

     - Pure or any successor to Pure will take all such action as may be necessary or appropriate to amend any option to purchase Pure's common stock held by the covered employee to provide that the options will not terminate as a result of or in connection with the covered employee's termination of employment with Pure or any successor to Pure, but will remain exercisable for the entire term of the option.

     All but one of the agreements also contain a right that enables the covered employee to require Pure to repurchase his Pure shares, as described more fully below in the section "Management Rights to Require Pure to Purchase Stock."


     "Good reason" includes, among other things, the acquisition by Union Oil of 85% or more of either the outstanding common stock or voting securities of Pure. Accordingly, consummation of the offer would constitute "good reason" for each of the covered employees. Based on information disclosed in Pure's Schedule 14D-9 filed on September 18, 2002, if the offer is completed as contemplated in this prospectus and if each of the Pure named executive officers other than Mr. Hightower chooses to exercise his right to terminate for good reason as a result, the approximate amount of the cash severance payment payable to each of the Pure named executive officers other than Mr. Hightower would be: $996,000 to Mr. Staley, $397,000 to Mr. White, $307,000 to Mr. Dupriest and $306,000 to Mr. Colwell. The aggregate amounts payable to the covered employees other than the Pure named executive officers under such circumstances would be approximately $1,481,000, based on information disclosed in Pure's Schedule 14D-9 filed on September 18, 2002.



     Employee Stock Options. Upon consummation of the merger, except as provided in the following sentence, (1) Unocal will be obligated to assume the stock option plans of Pure and the stock options granted thereunder, (2) each outstanding and unexercised option to purchase a share of Pure common stock issued under Pure's employee stock option plans will be converted into an option to purchase 0.6527 shares of Unocal common stock at an exercise price equal to the exercise price immediately prior to the merger divided by 0.6527 and (3) in other respects, including vesting schedules, each assumed option will have the same terms and conditions that were applicable to the Pure stock options. With respect to Pure's 1999 Incentive Plan, if a Fundamental Change (as defined in the 1999 Incentive Plan) occurs, (1) any portion of an outstanding and unexercised stock option that has not then vested will become vested immediately prior to such Fundamental Change and (2) either (a) Unocal will assume such stock options or (b) Pure may provide the participants, in lieu of assumption of the options, with 30 days' notice prior to the Fundamental Change to enable them to exercise their options and upon consummation of the Fundamental Change, all options under the 1999 Incentive Plan will terminate without any additional consideration. Under the terms of the 1999 Incentive Plan, a Fundamental Change would occur if pursuant to the merger individuals who were directors of Pure as of immediately prior to the merger cease to constitute at least 40% of the board of directors of Pure. Assuming that the Pure named executive officers exercise no options prior to consummation of the merger, and the merger results in a Fundamental Change under the 1999 Incentive Plan, the total number of vested options that would be held by each of the Pure named executive officers would be approximately: 2,063,076 for

Mr. Hightower, 332,672 for Mr. Staley, 314,397 for Mr. White, 245,711 for Mr. Dupriest and 217,798 for Mr. Colwell, based on information disclosed in Pure's
Schedule 14D-9 filed on September 18, 2002. The number of vested options that would be held by the covered employees and Mr. Hightower in the event that the merger results in a Fundamental Change under the 1999 Incentive Plan would be approximately 4,143,918 in the aggregate, based upon options outstanding on September 4, 2002, as reported by Pure in its Schedule 14D-9 filed on September 18, 2002.


     Management Rights to Require Pure to Purchase Stock. Mr. Hightower is a party to an employment agreement, and each of the covered employees (other than the individual identified as having a Severance Agreement only) is a party to a severance and put right agreement, which grants each such employee a right that will permit each such employee to require Pure, at any time during the 90 days after the occurrence of any of the triggering events specified in the agreements, to purchase all or a portion of their shares of Pure common stock that were either (1) received in the merger of Pure with Titan in exchange for Titan stock held by them on December 1, 1999 or (2) purchased through stock option exercises. This right would be triggered if we complete the offer as contemplated in this prospectus.

     The price at which Pure will be required to purchase the applicable shares of Pure common stock pursuant to the put rights will be a "per share net asset value," which generally means (1) 110% of the net equity value, as defined in the agreements, in the "proved reserves" of Pure, minus (2) the funded debt of Pure. Such per share net asset value would be measured as of the date upon which Mr. Hightower or any other covered employee gives notice to Pure of his election to exercise the put.

     The calculation of the "per share net asset value" at any particular time may result in a value which is greater or less than the market value of the Pure shares at that time. As of June 30, 2002, the "per share net asset value" of Pure, calculated in accordance with the employment agreement and the severance and put right agreements, was estimated by Pure to be approximately $20.86.

     Pure 401(k) Plan and Pure Matching Plan. Under the Pure 401(k) Plan and the Matching Plan, all amounts credited to the discretionary matching account and the employer contribution account of each of the covered employees and Mr. Hightower will fully vest if a Fundamental Change occurs.

     Composition of Pure's Board of Directors. Under the Voting Agreement between Pure, Union Oil and Mr. Hightower, five of the eight members of the Pure board of directors have been nominated by Union Oil, two of the directors have been nominated by Mr. Hightower, including himself, and the eighth director has been mutually agreed to by Union Oil and Mr. Hightower. Union Oil's nominees include Messrs. Ling and Chessum, who are currently officers (and, in the case of Mr. Ling, a member of the board of directors) of Unocal. Two additional nominees of Union Oil, Messrs. Laughbaum and Maxwell, are former officers of Unocal. Both of Mr. Hightower's nominees, including himself, are officers of Pure.

            COMPARISON OF RIGHTS OF HOLDERS OF PURE COMMON STOCK AND
                         HOLDERS OF UNOCAL COMMON STOCK

     Because Pure and Unocal are both organized under the laws of the State of Delaware, the differences in the rights of a Pure stockholder and the rights of a Unocal stockholder arise from differences in the organizational documents of Pure and Unocal, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Unocal's common stock and holders of Pure's common stock. This summary is not a complete discussion of the certificates of incorporation and by-laws of Unocal and Pure or the stockholders' rights plan of Unocal and is qualified in its entirety by reference to the specific provisions of these documents, which we incorporate by reference into this prospectus. Copies of each company's certificate of incorporation and by-laws and Unocal's stockholders' rights plan have been filed with the SEC. See "Where You Can Find More Information" beginning on page 58.

                                 CAPITAL STOCK

                    PURE                                              UNOCAL
                                       AUTHORIZED STOCK

Pure's certificate of incorporation                Unocal's certificate of incorporation
authorizes Pure to issue 210,000,000 shares        authorizes Unocal to issue 850,000,000
of capital stock consisting of 200,000,000         shares consisting of 750,000,000 shares of
shares of common stock, and 10,000,000             common stock and 100,000,000 shares of
shares of preferred stock.                         preferred stock.
Pure's board of directors has the authority        Unocal's board of directors has the
to issue one or more series of preferred           authority to issue one or more series of
stock, having terms designated by Pure's           preferred stock, having terms designated by
board.                                             Unocal's board.
As of August 2, 2002, there were 50,353,225        As of August 31, 2002, there were
shares of common stock and no shares of            244,664,331 shares of common stock and no
preferred stock outstanding. Pure's common         shares of preferred stock outstanding. A
stock is listed on the New York Stock              subsidiary trust of Unocal which holds
Exchange.                                          Unocal debentures has issued mandatorily
                                                   redeemable convertible preferred securities.
                                                   Unocal's common stock is listed on the New
                                                   York Stock Exchange.

                                         VOTING RIGHTS

Each share of Pure's common stock entitles         Each share of Unocal's common stock entitles
its holder to one vote on all matters on           its holder to one vote on all matters on
which stockholders are entitled to vote.           which stockholders are entitled to vote.

                                       CONVERSION RIGHTS

Pure's common stock is not subject to any          Unocal common stock is not subject to any
conversion rights.                                 conversion rights.

                                NOTICE OF STOCKHOLDER PROPOSALS

Pure's by-laws provide that any Pure               Unocal's by-laws provide that any
stockholder may propose legally proper             stockholder who is entitled to vote at an
business to be voted on by Pure stockholders       annual stockholders' meeting and who intends
at the annual meeting, but only if the             to bring a matter before the meeting must
stockholder delivers notice of the proposal        deliver written notice of his or her intent
in writing to Pure's secretary. The                to do so to Unocal's secretary. For an
secretary must receive the notice not less         annual meeting, the secretary must receive
than 60 days nor more than 120 days prior to       the notice no later than 90 days prior to
the meeting.                                       the meeting, unless there has been an
                                                   amendment to the by-

                    PURE                                              UNOCAL
                                                   laws since the last annual meeting changing
The notice must include:                           the date of the annual meeting, in which
                                                   case the notice must be delivered no later
- the name and address of the proposing            than 90 days prior to the meeting or the
  stockholder as they appear in Pure's stock       tenth day following the date of public
  ownership records;                               disclosure of the meeting date. See the
                                                   subsection entitled "Nomination of
- the class and number of shares of Pure           Directors" below for more information.
  that are beneficially owned, directly or
  indirectly, by the stockholder presenting        In any case, the business must be a proper
  the proposed business; and                       matter for stockholder action and the notice
                                                   must include:
- a clear and concise statement of the
  proposal and the stockholder's reasons for       - a brief description of each matter desired
  supporting it.                                   to be brought before the meeting;
Pure's by-laws contain no express provisions       - the name and address of the proposing
for stockholders to present business at              stockholder (if the stockholder is a
special meetings. As described below holders         holder of record, they must be as in
of a majority of the outstanding Pure common         Unocal's stock ownership records);
stock may call a special meeting. The
business transacted at any special meeting         - the class and number of shares of Unocal
is limited to the items listed in the notice       that are beneficially owned by the
of the meeting.                                      stockholder presenting the proposed
                                                     business (and if the stockholder is not a
                                                     holder of record, proof of beneficial
                                                     ownership);
                                                   - a description of any material interest of
                                                   the proponent in the business being brought;
                                                     and
                                                   - a statement as to whether the proponent
                                                   intends to deliver a proxy statement and a
                                                     form of proxy.

                               BOARD OF DIRECTORS

                    PURE                                              UNOCAL
                                      NUMBER OF DIRECTORS

The Pure by-laws provide that the number of        The Unocal by-laws provide that the number
Pure directors shall be fixed by resolution        of directors shall be 10 and the Unocal
of a majority of the entire board of               certificate of incorporation provides that
directors. Pure's board of directors is            any by-law amendment increasing or reducing
currently composed of eight members.               the authorized number of directors must be
                                                   adopted by the affirmative vote of not less
                                                   than 75% of the directors. Unocal's board of
                                                   directors is currently composed of nine
                                                   members with one vacancy.

                                       CLASSIFIED BOARD

All of Pure's directors are in one class and       Unocal's certificate of incorporation and
elected annually.                                  by-laws provide that Unocal's board of
                                                   directors is to be divided into three
                                                   classes, with the classes having an equal or
                                                   near equal number of directors and the
                                                   directors of each class entitled to serve
                                                   for three-year terms.
                                                   Unocal's board of directors currently has
                                                   three outstanding classes, two composed of
                                                   three members and one composed of four
                                                   members.

                                     REMOVAL OF DIRECTORS

The Pure by-laws provide that a director may       Neither the Unocal by-laws or certificate of
be removed, with or without cause, by the          incorporation contains any express
holders of a majority of shares entitled to        provisions with respect to the removal of
vote at an election of directors, except           directors, however Delaware law provides
that if less than the entire board is to be        that directors of a corporation with a
removed, no director may be removed without        classified board may only be removed for
cause if the votes cast against that               cause.
director's removal would be sufficient to
elect such director if then cumulatively
voted at an election of the entire board.

                                  FILLING OF BOARD VACANCIES

The Pure by-laws provide that any vacancy          The by-laws of Unocal provide that any
occurring on the board of directors and any        vacancy occurring on the board of directors
newly created directorship may be filled by        may be filled by a majority of the remaining
the affirmative vote of the majority of the        directors or by a sole remaining director,
board or by the stockholders at an annual or       each such director to hold office until a
special meeting.                                   successor is elected at an annual or special
                                                   meeting of the stockholders.

                                    NOMINATION OF DIRECTORS

Pure's by-laws provide that any Pure               Unocal's by-laws provide that a Unocal
stockholder of record may nominate persons         stockholder entitled to vote for the
for election as directors at an annual             election of directors at a meeting called
meeting or a special meeting at which              for that purpose may nominate one or more
directors are to be elected, but only if the       persons for the election, but only if the
stockholder is entitled to vote at the             stockholder delivers written notice of his
meeting and delivers notice of his or her          or her intent to make the nomination to

                    PURE                                              UNOCAL
nomination to Pure's Secretary. In the case        Unocal's secretary. The timing requirements
of an annual meeting the notice must be            for receiving the notice are similar as for
delivered no later than 90 days in advance         receiving notice of stockholder proposals
of the meeting, and in the case of a special       described above. The notice must include:
meeting, must be delivered no later than the
close of business on the seventh day after         - such information concerning each nominee
the notice of the special meeting. In either       as would be required under SEC rules to be
case, the notice must include:                       included in a proxy statement soliciting
                                                     proxies for the election of the nominee as
- the name and address of the stockholder            a director; and
  making the nomination as they appear in
  Pure's stock ownership records;                  - a signed consent of each nominee to serve
                                                   as a Unocal director if elected.
- a representation that the stockholder is a
  holder of record of stock and entitled to        In addition, if the number of directors to
  vote at the meeting and intends to appear        be elected to the board of directors is
  in person or by proxy at the meeting to          increased and there is no public
  nominate the person or persons specified         announcement naming all of the nominees for
  in the notice;                                   director or specifying the size of the
                                                   increased board of directors at least 100
- a description of all arrangements or             days prior to the annual meeting, a
  understandings between the stockholder and       stockholder's notice will be deemed to be
  each nominee and any other person or             timely received, but only with respect to
  persons (together with the name of such          the nominees for any new positions created
  person or persons) pursuant to which the         by such increase, if it is delivered the
  nomination or nominations are to be made;        tenth day following the date of public
                                                   disclosure of the meeting date.
- other information concerning the nominee
  that would be required to be disclosed in        For a special meeting, nominations of
  solicitations of proxies for election of         persons to be elected to the board of
  directors in an election contest under the       directors by or at the direction of the
  SEC proxy rules; and                             board of directors or a nominating
                                                   stockholder must be made by notice to the
- the nominee's written consent to serve as        secretary no later than the close of
  a Pure director, if elected.                     business on the later of the 90th day prior
                                                   to such special meeting or the tenth day
                                                   following the date of public disclosure of
                                                   the meeting date.
                                 STOCKHOLDERS VOTING AGREEMENT

Under the Voting Agreement between Pure,           Unocal has no Voting Agreement or similar
Union Oil and Jack D. Hightower (Pure's            arrangement.
President, Chief Executive Officer and
Chairman of its board of Directors), Union
Oil and Mr. Hightower have agreed to vote
their shares of Pure capital stock to cause
two persons designated by Mr. Hightower, and
up to six persons designated by Union Oil,
to be elected to Pure's board of directors.
See "Certain Effects of the
Offer -- Relationships with Pure" beginning
on page 45 for more details.


                                 OTHER MATTERS

                    PURE                                              UNOCAL
                           CALLING SPECIAL MEETINGS OF STOCKHOLDERS

The Pure by-laws provide that special              The Unocal certificate of incorporation
meetings of the Pure stockholders may be           provides that a special meeting of
called by Pure's chairman, a majority of the       stockholders can be called at any time by
entire board of directors, or holders of a         the board, or by a majority of the board, or
majority of the votes entitled to be cast by       by a committee of the board duly designated
the stockholders entitled to vote at such a        by the board as provided in a resolution of
meeting.                                           the board.

                             STOCKHOLDER ACTION BY WRITTEN CONSENT

Pure's certificate of incorporation provides       The Unocal restated certificate of
that stockholders may take action by written       incorporation provides that no action of
consent without a meeting of stockholders          stockholders may be taken by written consent
only if such consents are signed by the            without a meeting.
holders of records of all the outstanding
shares of capital stock of Pure entitled to
vote on the action.

                                     BUSINESS COMBINATIONS

Pure has elected not to be governed by             Section 203 of the Delaware General
Section 203 of the Delaware General                Corporation Law (relating to Business
Corporation Law (relating to Business              Combinations with Interested Stockholders)
Combinations with Interested Stockholders).        applies to Unocal. In addition, Unocal's
                                                   restated certificate of incorporation
                                                   requires the affirmative vote of not less
                                                   than 75% of the outstanding shares of
                                                   Unocal's common stock to approve any of the
                                                   following:
                                                   - mergers or consolidations with a "related
                                                     corporation";
                                                   - a sale or exchange with a related person
                                                   of Unocal's assets representing 10% or more
                                                     of the book value or fair market value of
                                                     the total assets of Unocal and its
                                                     subsidiaries taken as a whole; or
                                                   - the issuance or delivery of Unocal stock
                                                   or other Unocal securities in exchange for
                                                     any properties or assets of or securities
                                                     issued by a related person.
                                                   For this purpose, a "related person" means
                                                   any person or company that owns 10% or more
                                                   of the voting power of Unocal's outstanding
                                                   voting stock.
                                                   This 75% voting requirement does not apply
                                                   if either:
                                                   - the transaction was approved by 75% of the
                                                     directors prior to the related person
                                                     acquiring

                    PURE                                              UNOCAL
                                                     ownership of more than 10% of the total
                                                     voting power of Unocal's outstanding
                                                     voting stock; or
                                                   - any transaction between Unocal and any
                                                     company in which Unocal owns more than 50%
                                                     or more of the voting stock.

                                   STOCKHOLDERS' RIGHTS PLAN

Pure has not adopted a stockholders' rights        Unocal has adopted a stockholders' rights
plan.                                              plan under which its stockholders have been
                                                   granted one preferred stock purchase right
                                                   for each share of common stock held.
                                                   The purchase rights are not exercisable
                                                   initially. However, ten business days after
                                                   Unocal announces that a person has acquired
                                                   beneficial ownership of 15% (this percentage
                                                   may be reduced to 10% by the board of
                                                   directors), or 25% in the case of qualified
                                                   institutional investors (as defined), or
                                                   more of Unocal's common stock (the tenth
                                                   business day after this announcement is
                                                   referred to as the "flip-in-date"), each
                                                   purchase right, other than the purchase
                                                   rights beneficially owned by the acquiring
                                                   person, will become exercisable and entitle
                                                   its holder to purchase from Unocal that
                                                   number of shares of Unocal's common stock
                                                   having a market value equal to twice the
                                                   $180 exercise price of the right. Rights
                                                   beneficially owned by the acquiring person
                                                   become void.
                                                   In addition, Unocal's board of directors
                                                   may, at its option, at any time after a
                                                   flip-in-date and before the time the
                                                   acquiring person becomes the owner of more
                                                   than 50% of the outstanding shares of
                                                   Unocal's common stock, elect to exchange all
                                                   of the outstanding purchase rights, other
                                                   than those rights beneficially owned by the
                                                   acquiring company or its affiliates, for
                                                   shares of common stock at an exchange ratio
                                                   of one share of common stock per purchase
                                                   right.
                                                   Unocal's board of directors may at any time
                                                   before a flip-in-date redeem the rights in
                                                   whole, but not in part, at a price of $0.001
                                                   per right.
                                                   The purchase rights may cause substantial
                                                   dilution to a person or group that attempts
                                                   to acquire a substantial number of shares of
                                                   Unocal's common stock without approval of
                                                   Unocal's board of directors. The rights will
                                                   not interfere with any merger or other
                                                   business combination with a third

                    PURE                                              UNOCAL
                                                   party approved by Unocal's board of
                                                   directors, because the board may, at any
                                                   time prior to a flip-in date, redeem the
                                                   rights as described above or amend the
                                                   rights agreement to render it inapplicable
                                                   to a specific transaction.
                             AMENDMENT OF ORGANIZATIONAL DOCUMENTS

                                 CERTIFICATE OF INCORPORATION

The provisions in Pure's certificate of            The provisions in Unocal's restated
incorporation regarding stockholder voting,        certificate of incorporation regarding the
the number of directors, director powers,          amendment of by-laws, classified board,
actions by stockholders without a meeting,         business combinations, actions by
and amending the certificate of                    stockholders without a meeting, call of
incorporation, may not be amended without          special meetings, and amending the restated
the affirmative vote of at least 80% of all        certificate of incorporation, may not be
outstanding shares. Otherwise, amendments to       amended without the affirmative vote of at
Pure's certificate of incorporation are            least 75% of all outstanding shares.
governed by Delaware law. Delaware law             Otherwise, amendments to Unocal's restated
generally provides that, to amend a                certificate of incorporation are governed by
corporation's certificate of incorporation,        Delaware law. Delaware law generally
the corporation's board of directors must          provides that, to amend a corporation's
adopt a resolution setting forth the               certificate of incorporation, the
proposed amendment and declaring its               corporation's board of directors must adopt
advisability. The amendment then requires          a resolution setting forth the proposed
the affirmative vote of a majority of all          amendment and declaring its advisability.
outstanding shares.                                The amendment then requires the affirmative
                                                   vote of a majority of all outstanding
                                                   shares.

                                            BY-LAWS

Amendments to Pure's by-laws may be made by        Unocal's by-laws may be amended by a vote of
a majority of the entire board of directors        75% of the outstanding stock entitled to
and by Pure's stockholders.                        vote or by the board of directors. However,
                                                   the provisions in the by-laws regarding an
                                                   increase or decrease to the number of
                                                   directors requires a resolution adopted by
                                                   75% of the directors.

                      WHERE YOU CAN FIND MORE INFORMATION

     Unocal and Pure file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Unocal and Pure file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

     Unocal and Pure's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We filed a registration statement on Form S-4 to register with the SEC the Unocal common stock we will issue pursuant to the offer and the subsequent merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with our offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

     Pure is required to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer within ten business days from the date of the distribution of this prospectus and to disseminate this statement to Pure stockholders. You may obtain a copy of the Schedule 14D-9 after it is filed (and any amendments to that document) in the manner described above.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that Unocal and Pure have previously filed with the SEC. These documents contain important information about Unocal and Pure.

                      UNOCAL SEC FILINGS (FILE NO. 1-8483)


Annual Report on Form 10-K, as amended          For the fiscal year ended December 31, 2001.
Quarterly Reports on Form 10-Q, as amended      For the fiscal quarters ended March 31 and
                                                June 30, 2002.
Current Reports on Form 8-K                     Filed on January 24, 2002, January 31, 2002,
                                                March 28, 2002, April 8, 2002, April 25,
                                                2002, June 25, 2002, July 30, 2002, August 2,
                                                2002, August 13, 2002, August 22, September
                                                18 and September 20, 2002, respectively.
The description of Unocal's common stock in     Filed on September 28, 1998, July 31, 2002,
our prospectus dated September 25, 1998 filed   January 6, 2000, March 28, 2002 and August 2,
on Form 424(B)(5) together with the             2002, respectively.
description of our associated preferred stock
purchase rights included in our Registration
Statement on Form S-3/A and Current Reports
on Form 8-K dated January 5, 2002, March 27,
2002 and August 2, 2002.


                      PURE SEC FILINGS (FILE NO. 1-15899)


Annual Report on Form 10-K, as amended          For the fiscal year ended December 31, 2001.
Quarterly Reports on Form 10-Q                  For the fiscal quarters ended March 31 and
                                                June 30, 2002.
The description of Pure's common stock in the   Filed on May 22, 2000.
Pure Registration Statement on Form 8-A
Current Reports on Form 8-K                     Filed on September 5, 2002 and September 13,
                                                2002, respectively.


     All documents filed by Unocal and Pure pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus to the date that shares of Pure common stock are accepted for exchange pursuant to our offer and the period for perfecting appraisal rights in connection with the subsequent merger is concluded (or the date that our offer is terminated) are also deemed to be incorporated by reference into this prospectus.

     All information contained in, or incorporated by reference into, this prospectus relating to Unocal was provided by Unocal. While Unocal has included in this offer information concerning Pure known to Unocal, based primarily on filings by Pure with the SEC, due to the nature of Unocal's affiliation with Pure Unocal has not had complete, unrestricted access to Pure's books and records. Therefore, there may be material information concerning Pure that is not available to Unocal. Unocal has no knowledge that would indicate that statements relating to Pure contained or incorporated by reference in this offer to exchange are inaccurate or incomplete.

     Documents incorporated by reference are available from us without charge upon written or oral request of Pure stockholders to the information agent for the proposed transaction, D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, collect at (212) 269-5550 or toll-free at (800) 769-6414. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this document. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                                 LEGAL MATTERS

     Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon by Morris, Nichols, Arsht & Tunnell of Wilmington, Delaware.

                                    EXPERTS


     The consolidated financial statements of Unocal Corporation incorporated in this Prospectus by reference to Unocal's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated statements of operations, of cash flows, and of changes in stockholders' equity and owner's net investment of Pure Resources, Inc. and its subsidiaries, formerly referred to as Union Oil's Permian Basin business unit, for the year ended December 31, 1999 incorporated in this prospectus by reference to Pure's Annual Report on Form 10-K, as amended, for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Pure Resources, Inc. as of December 31, 2001 and 2000, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001, financial statements refers to a change in accounting for derivative instruments and hedging activities.


                                 MISCELLANEOUS

     The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Pure's common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Unocal or Union Oil not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

                                                                         ANNEX A

                      INFORMATION CONCERNING THE DIRECTORS
                 AND EXECUTIVE OFFICERS OF UNOCAL AND UNION OIL

     The following table sets forth, to the best of our knowledge, for each executive officer and director of Unocal and each executive officer and director of Union Oil, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of Unocal nor any of the executive officers or directors of Union Oil have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245.

                                                       PRESENT OCCUPATION OR EMPLOYMENT,
NAME, TITLE AND CITIZENSHIP                         FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS
---------------------------                         ----------------------------------------
John W. Amerman...........................  Mr. Amerman has been a director since 1991. Mr. Amerman
  Director of Unocal                        served as the Chairman and Chief Executive Officer of
                                            Mattel, Inc. from 1987 through 1996. He continued to
                                            serve as Chairman through October 1997 and stepped down
                                            as director of Mattel in 1998. Mr. Amerman is also a
                                            director of Aegis Group plc. Mr. Amerman's principal
                                            business address is: 2101 Rosecrans Avenue, Suite 6280,
                                            El Segundo, CA 90246
John W. Creighton, Jr. ...................  Mr. Creighton has been a director since 1995. Mr.
  Director of Unocal                        Creighton was Chairman and Chief Executive Officer of
                                            UAL Corporation (United Airlines) from November, 2001 to
                                            September, 2002. Mr. Creighton was Chairman of the Board
                                            of Unocal from January 2001 through October 2001. He was
                                            Weyerhaeuser Company's President and Chief Executive
                                            Officer from 1991 through 1997 and a director of that
                                            company from 1988 through 1998. Mr. Creighton's
                                            principal business address is c/o UAL Corporation, P.O.
                                            Box 66100, Chicago, IL 60666.
James W. Crownover........................  Mr. Crownover has been a director since 1998. He was a
  Director of Unocal                        director from 1982 to 1998 of McKinsey & Company, Inc.,
                                            and Managing Director of Southwest Practice of McKinsey
                                            from 1984 to 1994. Mr. Crownover serves as a director of
                                            Great Lakes Chemical Corporation, Weingarten Realty
                                            Investors, and Xpedior Inc. Mr. Crownover's principal
                                            business address is: 2 Houston Center, Suite 3675,
                                            Houston, Texas 77010.

                                                       PRESENT OCCUPATION OR EMPLOYMENT,
NAME, TITLE AND CITIZENSHIP                         FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS
---------------------------                         ----------------------------------------
Frank C. Herringer........................  Mr. Herringer has been a director since 1989. Mr.
  Director of Unocal                        Herringer has been Chairman of Transamerica Corporation
                                            since 1996, and a director since 1986. He also served as
                                            Transamerica's President from 1986 and its Chief
                                            Executive Officer from 1991 until the company was
                                            acquired by AEGON N.V. in 1999. He served as Chairman of
                                            the Board of Directors of the combined AEGON --
                                            Transamerica operations, and he was a member of the
                                            Executive Board of AEGON N.V. with responsibilities for
                                            activities in Asia and for the non-insurance operations
                                            of Transamerica, until May 2000. He is also a director
                                            of AT&T Corp., Charles Schwab Corporation, and
                                            Mirapoint, Inc. Mr. Herringer's principal business
                                            address is: c/o Transamerica Corporation, 600 Montgomery
                                            Street, 16th Floor, San Francisco, CA 94111.
Timothy H. Ling...........................  Mr. Ling has been a director of Unocal since 2000 and of
  Director, President and Chief Operating   Union Oil since 1999. Mr. Ling has been President and
  Officer of Unocal and Union Oil           Chief Operating Officer of Unocal and Union Oil since
                                            January 1, 2001. He was Executive Vice President, North
                                            American Energy Operations of Unocal and Union Oil from
                                            March 1999 through December 2000 and Chief Financial
                                            Officer from October 1997 to June 2000. He was a partner
                                            of McKinsey & Company, Inc., from 1994 to October 1997.
                                            Mr. Ling is also a director of Pure and Maxis
                                            Communications Bhd.
Dr. Donald B. Rice........................  Dr. Rice has been a director since 1998. Dr. Rice has
  Director of Unocal                        been Chairman of Agensys, Inc. since February, 2002, and
                                            President and Chief Executive Officer since 1996. From
                                            1993 until 1996, Dr. Rice was President and Chief
                                            Operating Officer and a director of Teledyne, Inc. He is
                                            also a director of Wells Fargo & Company, Vulcan
                                            Materials Company, Amgen Inc., and Scios Inc., where he
                                            also serves as Chairman of the Board. Dr. Rice's
                                            principal business address is: c/o Agensys, Inc., 1545
                                            17th Street, Santa Monica, CA 90404.
Kevin W. Sharer...........................  Mr. Sharer has been a director since 1997. Mr. Sharer
  Director of Unocal                        became Chairman of the Board of Amgen, Inc. in January,
                                            2001. He has been Amgen's Chief Executive Officer and
                                            President since May 2000. Mr. Sharer was Amgen's
                                            President and Chief Operating Officer from 1992 to 2000.
                                            He has been a director of Amgen since 1992. Mr. Sharer
                                            is also a director of Minnesota Mining and Manufacturing
                                            Company. Mr. Sharer's principal business address is: c/o
                                            Amgen Inc., One Amgen Center, Thousand Oaks, CA
                                            91320-1789.
Dr. Marina v.N. Whitman...................  Dr. Whitman has been a director since 1993. Dr. Whitman
  Director of Unocal                        has been a Professor at the University of Michigan since
                                            1992. She is also a director of Alcoa, Inc., Procter &
                                            Gamble Company, J.P. Morgan Chase & Co., and
                                            Intelliseek. Dr. Whitman also serves as a member,
                                            director, or trustee of several educational and
                                            professional organizations. Dr. Whitman's principal
                                            business address is: c/o School of Public Policy,
                                            University of Michigan, 411 Lorch Hall, Ann Arbor, MI
                                            48109-1220.

                                                       PRESENT OCCUPATION OR EMPLOYMENT,
NAME, TITLE AND CITIZENSHIP                         FIVE-YEAR EMPLOYMENT HISTORY AND ADDRESS
---------------------------                         ----------------------------------------
Charles R. Williamson.....................  Mr. Williamson has been a director of Unocal since 2000
  Chairman of the Board and Chief           and of Union Oil since 1999. Mr. Williamson has been
  Executive Officer of Unocal and Union     Chairman of the Board of Unocal since November, 2001 and
  Oil                                       of Union Oil since January, 2001. He has been Chief
                                            Executive Officer of Unocal and Union Oil since January
                                            1, 2001. He was Executive Vice President, International
                                            Energy Operations of Unocal and Union Oil, from March
                                            1999 through December 2000. He served as Group Vice
                                            President, Asia Operations of Unocal and Union Oil, in
                                            1998 and 1999, having previously served as Group Vice
                                            President, International Operations since 1996.
Terry G. Dallas...........................  Mr. Dallas has been Executive Vice President of Unocal
  Executive Vice President and Chief        and Union Oil since February 6, 2001. He joined Unocal
  Financial Officer of Unocal and Union     and Union Oil in June 2000 as Chief Financial Officer.
  Oil                                       Prior to this he was Senior Vice President and Treasurer
                                            of Atlantic Richfield Company (Arco), where he worked
                                            for 21 years. He also held a variety of financial
                                            assignments at Arco in planning, business analysis,
                                            project evaluation and mergers and acquisitions.
Dennis P.R. Codon.........................  Mr. Codon has been Senior Vice President of Unocal and
  Senior Vice President, Chief Legal        Union Oil since August 2000 and Chief Legal Officer and
  Officer and General Counsel of Unocal     General Counsel since 1992. He was a Vice President of
  and Union Oil                             Unocal and Union Oil from 1992 to 2000. He also served
                                            as Corporate Secretary of Unocal and Union Oil from 1990
                                            to 1996.
Joe D. Cecil..............................  Mr. Cecil has been Vice President and Comptroller of
  Vice President and Comptroller of Unocal  Unocal and Union Oil since December 1997. From March
  and Union Oil                             1997 to December 1997, he was Comptroller of
                                            International Operations of Unocal and Union Oil. He was
                                            Comptroller of the 76 Products Company from 1995 until
                                            the sale of the West Coast refining, marketing and
                                            transportation assets in March 1997.
Douglas M. Miller.........................  Mr. Miller has been Vice President, Corporate
  Vice President, Corporate Development of  Development of Unocal and Union Oil since January 2000.
  Unocal and Union Oil                      From 1998 until 2000 he was General Manager, Planning
                                            and Development, International Energy Operations of
                                            Unocal and Union Oil. From 1996 to 1998, he was Resident
                                            Manager, Philippine Geothermal, Inc.

                                                                         ANNEX B

                     INTERESTS OF UNOCAL AND THE DIRECTORS,
         EXECUTIVE OFFICERS AND AFFILIATES OF UNOCAL IN SHARES OF PURE

     The following table sets forth the interests by Unocal and Union Oil and their respective directors and, to the best of our knowledge, executive officers in the shares of Pure, as of September 4, 2002. Unless otherwise indicated, neither Unocal nor Union Oil has and, to the best of our knowledge, none of the directors or executive officers of Unocal or Union Oil has bought or sold any shares of Pure within the past 60 days.

                                                               NUMBER OF SHARES
                                                               OF COMMON STOCK
NAME                                                          BENEFICIALLY OWNED
----                                                          ------------------
Union Oil...................................................      32,709,067*
Timothy H. Ling.............................................               1
Douglas M. Miller...........................................               1

---------------
* Does not include 3,181,266 shares of Pure common stock beneficially owned by Jack D. Hightower, with respect to which Unocal and Union Oil may be deemed to share voting control by virtue of the Voting Agreement.

                                                                         ANNEX C

                     SECTION 262 OF GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

              THE EXCHANGE AGENT AND DEPOSITARY FOR THE OFFER IS:

                         MELLON INVESTOR SERVICES, LLC

           BY MAIL:                 BY OVERNIGHT DELIVERY:             BY HAND DELIVERY:
 Mellon Investor Services LLC    Mellon Investor Services LLC    Mellon Investor Services LLC
          PO Box 3301                 85 Challenger Road           120 Broadway, 13th Floor
  South Hackensack, NJ 07606          Mail Drop -- Reorg.             New York, NY 10271
  Attn: Reorganization Dept.       Ridgefield Park, NJ 07660      Attn: Reorganization Dept.
                                  Attn: Reorganization Dept.

     Questions and requests for assistance may be directed to the information agent or Dealer Manager at the addresses and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent or Dealer Manager as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                BANKS AND BROKERAGE FIRMS, PLEASE CALL COLLECT:
                                 (212) 269-5550

                      STOCKHOLDERS PLEASE CALL TOLL-FREE:
                                 (800) 769-6414

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

                BANKS AND BROKERAGE FIRMS, PLEASE CALL COLLECT:
                                 (609) 274-3066

                      STOCKHOLDERS PLEASE CALL TOLL-FREE:
                                 (866) 276-1462

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes Unocal to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of Unocal provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

     In addition, Unocal has provided in its Restated Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and Unocal has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. Unocal has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

     The following documents are exhibits to the Registration Statement:

ITEM 21.  EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
   3.1    Restated Certificate of Incorporation of Unocal, dated as of
          January 31, 2000, and currently in effect (incorporated by reference to Exhibit 3.1 to Unocal's Annual Report on Form
          10-K, as amended, for the year ended December 31, 1999, File
          No. 1-8483).
   3.2    Bylaws of Unocal, as amended through October 31, 2001, and currently in effect (incorporated by reference to Exhibit 3 to Unocal's Quarterly Report on Form 10-Q for the quarter
          ended September 30, 2001, File No. 1-8483).
   4.1    Rights Agreement, dated as of January 5, 2000, between
          Unocal and Mellon Investor Services, LLC, as Rights Agent
          (incorporated by reference to Exhibit 4 to Unocal's Current
          Report on Form 8-K dated January 5, 2000, File No. 1-8483), as amended by (1) Amendment to Rights Agreement, dated as of
          March 27, 2002 (incorporated by reference to Exhibit 10 to
          Unocal's Current Report on Form 8-K dated March 27, 2002,
          File No. 1-8483) and (2) Amendment No. 2 to Rights
          Agreement, dated as of August 2, 2002 (incorporated by
          reference to Exhibit 10 to Unocal's Current Report on Form
          8-K dated August 2, 2002, File No. 1-8483).
   5.1    Opinion of Morris, Nichols, Arsht & Tunnell.*
  23.1    Consent of PricewaterhouseCoopers LLP, independent
          accountants of Unocal.
  23.2    Consent of Morris, Nichols, Arsht & Tunnell (included in
          Exhibit 5).*
  23.3    Consent of KPMG LLP, independent accountants of Pure.
  24.1    Power of Attorney.*
  99.1    Letter of Transmittal.*
  99.2    Form of Letter from Unocal to Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees.*
  99.3    Form of Letter from Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees to Clients.*
  99.4    Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.*

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  99.5    Request from Union Oil for stockholder list of Pure.*
  99.6    Cersente v. Pure Resources, Inc., et al (C.A. No. 19854)
          (incorporated by reference to Exhibit 99.1 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
  99.7    Brown v. Pure Resources, Inc., et al (C.A. No. 19855)
          (incorporated by reference to Exhibit 99.2 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
  99.8    Summit Trading Group, LLC v. Hightower, et al (C.A. No.
          19856) (incorporated by reference to Exhibit 99.3 to
          Unocal's and Union Oil's Statement on Schedule 13D/A
          Amendment No. 2 filed August 27, 2002, File No. 5-59083).
  99.9    Metera v. Pure Resources, Inc, et al (C.A No. 19857)
          (incorporated by reference to Exhibit 99.4 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
 99.10    Bistritzky v. Hightower, et al (C.A. No. 19859)
          (incorporated by reference to Exhibit 99.5 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
 99.11    Holland v. Pure Resources, Inc., et al (BC 280478).*
 99.12    Cardinal Capital Management, LLC. v. Amerman, et al (C.A.
          No. 19876).*


---------------

* Previously filed.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned registrant hereby undertakes as follows: that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in El Segundo, California, as of September 20, 2002.


                                          UNOCAL CORPORATION

                                          By:      /s/ TERRY G. DALLAS
                                            ------------------------------------
                                                      Terry G. Dallas
                                                Executive Vice President and
                                                  Chief Financial Officer


     The undersigned directors and executive officers of Unocal Corporation appoint Timothy H. Ling, Joe D. Cecil and Darrell D. Chessum and each of them severally our true and lawful attorney with power to sign for us this registration statement and any and all amendments to this registration statement, and generally do all such things in our names and in our capacities as directors to enable Unocal Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission in connection with this offering.



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of September 20, 2002 by the following persons in the capacities indicated:



                  SIGNATURE                                        TITLE
                  ---------                                        -----
/s/ CHARLES R. WILLIAMSON**                        Chief Executive Officer and Director*
---------------------------------------------          (Principal Executive Officer)

/s/ TIMOTHY H. LING**                              Chief Operating Officer and Director
---------------------------------------------

/s/ JOE D. CECIL**                                    Vice President and Comptroller
---------------------------------------------         (Principal Accounting Officer)

/s/ JOHN W. AMERMAN**                                            Director*
---------------------------------------------

/s/ JOHN W. CREIGHTON, JR.**                                     Director*
---------------------------------------------

/s/ JAMES W. CROWNOVER**                                         Director*
---------------------------------------------

/s/ FRANK C. HERRINGER**                                         Director*
---------------------------------------------

/s/ DONALD B. RICE**                                             Director*
---------------------------------------------


---------------

 * A majority of the board of directors


** By Darrell D. Chessum, Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
     3.1  Restated Certificate of Incorporation of Unocal, dated as of
          January 31, 2000, and currently in effect (incorporated by reference to Exhibit 3.1 to Unocal's Annual Report on Form
          10-K, as amended, for the year ended December 31, 1999, File
          No. 1-8483).
     3.2  Bylaws of Unocal, as amended through October 31, 2001, and currently in effect (incorporated by reference to Exhibit 3 to Unocal's Quarterly Report on Form 10-Q for the quarter
          ended September 30, 2001, File No. 1-8483).
     4.1  Rights Agreement, dated as of January 5, 2000, between
          Unocal and Mellon Investor Services, LLC, as Rights Agent
          (incorporated by reference to Exhibit 4 to Unocal's Current
          Report on Form 8-K dated January 5, 2000, File No. 1-8483), as amended by (1) Amendment to Rights Agreement, dated as of
          March 27, 2002 (incorporated by reference to Exhibit 10 to
          Unocal's Current Report on Form 8-K dated March 27, 2002,
          File No. 1-8483) and (2) Amendment No. 2 to Rights Agreement
          (dated as of August 2, 2002) (incorporated by reference to
          Exhibit 10 to Unocal's Current Report on Form 8-K dated
          August 2, 2002, File No. 1-8483).
     5.1  Opinion of Morris, Nichols, Arsht & Tunnell.*
    23.1  Consent of PricewaterhouseCoopers LLP, independent
          accountants of Unocal.
    23.2  Consent of Morris, Nichols, Arsht & Tunnell (included in
          Exhibit 5).*
    23.3  Consent of KPMG LLP, independent accountants of Pure.
    24.1  Power of Attorney.*
    99.1  Letter of Transmittal.*
    99.2  Form of Letter from Unocal to Brokers, Dealers, Commercial
          Banks, Trust Companies and Other Nominees.*
    99.3  Form of Letter from Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees to Clients.*
    99.4  Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.
    99.5  Request from Union Oil for stockholder list of Pure.*
    99.6  Cersente v. Pure Resources, Inc., et al (C.A. No. 19854)
          (incorporated by reference to Exhibit 99.1 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
    99.7  Brown v. Pure Resources, Inc., et al (C.A. No. 19855)
          (incorporated by reference to Exhibit 99.2 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
    99.8  Summit Trading Group, LLC v. Hightower, et al (C.A. No.
          19856) (incorporated by reference to Exhibit 99.3 to
          Unocal's and Union Oil's Statement on Schedule 13D/A
          Amendment No. 2 filed August 27, 2002, File No. 5-59083).
    99.9  Metera v. Pure Resources, Inc, et al (C.A No. 19857)
          (incorporated by reference to Exhibit 99.4 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
    99.10 Bistritzky v. Hightower, et al (C.A. No. 19859)
          (incorporated by reference to Exhibit 99.5 to Unocal's and
          Union Oil's Statement on Schedule 13D/A Amendment No. 2
          filed August 27, 2002, File No. 5-59083).
    99.11 Holland v. Pure Resources, Inc, et al (BC 280478).*
    99.12 Cardinal Capital Management, LLC v. Amerman, et. al. (C.A.
          No. 19876).*


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* Previously filed.